                                             Filed pursuant to Rule 424(b)(4)
                                             Registration No. 333-26027

PROSPECTUS

                                2,000,000 SHARES

                               [LAI (TM) LOGO]
                            LAMALIE ASSOCIATES, INC.

                                  COMMON STOCK

                          ---------------------------

     All 2,000,000 shares of Common Stock offered hereby are being sold by Lamalie Associates, Inc. ("LAI" or the "Company"). Prior to the Offering, there has been no public market for the Common Stock. See "Underwriting" for information relating to the determination of the initial public offering price.

     The Common Stock has been approved for listing on the Nasdaq National Market under the symbol "LAIX."

     PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE INFORMATION DISCUSSED UNDER THE CAPTION "RISK FACTORS" AT PAGE 6.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

=============================================================================================================
                                           PRICE TO               UNDERWRITING             PROCEEDS TO
                                            PUBLIC                DISCOUNT(1)               COMPANY(2)
-------------------------------------------------------------------------------------------------------------
Per Share.........................          $12.00                   $0.84                    $11.16
-------------------------------------------------------------------------------------------------------------
Total(3)(4).......................       $24,000,000               $1,680,000              $22,320,000
=============================================================================================================

(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2) Before deducting estimated expenses of $700,000 payable by the Company.
(3) The Company has granted to the Underwriters a 30-day option to purchase up to 300,000 additional shares of Common Stock, on the same terms and conditions as set forth above, to cover over-allotments, if any. If this option is exercised in full, the total Price to Public, Underwriting Discount and Proceeds to Company will be $27,600,000, $1,932,000 and $25,668,000, respectively. See "Underwriting."
(4) Includes approximately 70,000 shares of Common Stock which, at the request of the Company, have been reserved for sale at the Price to Public to the trustees of the Company's profit sharing plan at the election and for the accounts of participants in such plan. See "Underwriting."

                          ---------------------------

     The shares of Common Stock are offered by the Underwriters, subject to prior sale, when, as and if delivered to and accepted by the Underwriters and subject to their right to reject orders in whole or in part. It is expected that delivery of the certificates representing shares of Common Stock will be made on or about July 8, 1997 through The Depository Trust Company or at the offices of Robert W. Baird & Co. Incorporated, Milwaukee, Wisconsin.

ROBERT W. BAIRD & CO.                                    WILLIAM BLAIR & COMPANY
   INCORPORATED

                  THE DATE OF THIS PROSPECTUS IS JULY 1, 1997.

     [A collage of six photographs, consisting of a photograph of a board of directors meeting surrounded by five photographs representative of the Company's target practice groups, described as, clockwise beginning with the top photograph, an automotive assembly plant, labeled "Industrial," a close-up of a pharmaceutical capsule, labeled "Health Care," a close-up of currency, labeled "Financial Services," a shopping mall, labeled "Consumer," and a close-up of an electronic circuit board, labeled "Technology." The following text will appear printed to the upper left of the collage of photographs:]

     LAI IS A KNOWLEDGE-BASED FIRM committed to providing comprehensive consulting services aimed specifically at fulfilling our clients' leadership needs. Our firm has been built on the collective experience of our consultants and their ability to understand the dynamic changes taking place in industry today.

   [The following text will appear printed over the center of the collage of photographs:]

                         WE ARE A KNOWLEDGE-BASED FIRM.

[LAI LOGO]

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and Financial Statements and Notes thereto appearing elsewhere in this Prospectus. Unless otherwise indicated, all information presented in this Prospectus reflects the reincorporation of the Company on June 3, 1997 from a Delaware corporation to a Florida corporation and a 1,000 for one stock split of the Common Stock effected in connection with the reincorporation and assumes that the Underwriters' over-allotment option will not be exercised. All references in this Prospectus to fiscal years are to LAI's fiscal years ended on the last day of February each year (e.g., fiscal 1997 refers to LAI's fiscal year ended February 28, 1997).

                                  THE COMPANY

     LAI is one of the fastest growing executive search firms and is the fifth largest search firm in the United States, principally serving Fortune 500 and large private companies. LAI, which conducts business under the name "Lamalie Amrop International," fulfills its clients' leadership needs by identifying, evaluating, assessing and recommending qualified candidates for senior level positions. The Company provides executive search services exclusively on a retained basis, and charges a fee typically equal to one-third of the first year cash compensation for the position being filled. The average first year cash compensation of positions for which LAI conducted searches in fiscal 1997 was approximately $226,000. LAI provides its clients with global search fulfillment capabilities as a member of Amrop International, an alliance of 34 independently owned executive search firms with 81 offices in 47 countries.

     North American executive search industry revenue has grown at an 11% compound annual growth rate from approximately $1.6 billion in 1985 to approximately $4.4 billion in 1995. The industry is expected to continue to grow at an 11% annual rate with revenue projected to reach $7.4 billion by the year 2000. LAI believes that a number of favorable trends have caused and will continue to cause the executive search industry to experience significant growth, including: (i) a greater demand for managers with broad leadership capabilities, (ii) the rapid growth in outsourcing non-core activities, (iii) an increase in executive turnover and (iv) an increase in executive compensation levels. The executive search industry is highly fragmented, consisting of approximately 3,470 U.S. based firms, of which approximately 1,320 are retained and approximately 2,150 are contingency search firms. Retained search firms generally are compensated for an assignment whether or not they are successful in placing a recommended candidate, while contingency search firms are not compensated for an assignment unless they place a recommended candidate.

     LAI's objective is to be an internationally recognized leader in providing comprehensive consulting services aimed specifically at solving its clients' senior leadership needs. LAI has developed a knowledge-based practice primarily organized around five business sectors: consumer, financial services, health care, industrial and technology. LAI's clients are among the most prominent companies in each of these sectors and include PepsiCo, Grand Metropolitan, Lehman Brothers, Banc One, Bristol-Myers Squibb, Cooper Industries, General Electric, Compaq and Lucent Technologies. LAI focuses on developing long-term relationships with clients and has represented the foregoing clients for an average of 13 years. In fiscal 1997, approximately 60% of LAI's fee revenue was derived from clients to which LAI had provided services in fiscal 1995 or fiscal 1996.

     LAI's knowledge-based practice involves extensive use of research and technology. Search consultants must understand a client's business practices, industry, competitors and strategies and be able to readily identify the universe of available executive candidates. LAI's 62 associates, researchers and information technology ("IT") professionals support the Company's consultants by, among other things, gathering and analyzing information obtained from numerous electronic databases, trade journals and directories, the Internet and other sources. LAI also maintains a proprietary relational database containing professional information on more than 69,000 executive candidates. LAI's support functions are coordinated from its Tampa, Florida office, which the Company believes was the first U.S. based executive search office to achieve ISO 9002 certification. LAI believes that its industry specialization and technological capabilities enable it to consistently provide superior research and, ultimately, deliver higher quality search results to its clients.

     LAI's rapid growth is primarily the result of its ability to attract and retain some of the most productive executive search consultants in the industry. The Company attributes its success to its premium reputation and its performance-based consultant compensation, which the Company believes is among the highest in the industry as a percentage of fee revenue generated. The Company has increased its staff from 36 consultants in seven regional offices at the end of fiscal 1993 to 63 consultants in nine regional offices as of June 30, 1997. LAI believes its status as a public company will provide a further competitive advantage in attracting and retaining highly qualified consultants. The Company believes that equity ownership by its consultants fosters a team-oriented working environment. Common Stock is broadly held among LAI's consultants and, following the Offering, LAI's current stockholders will own an aggregate of approximately 60% of the shares outstanding with no consultant owning more than 4%. The Company also believes that ownership of Common Stock and its recently adopted stock and incentive plan will align the interests of its consultants with the purchasers of Common Stock in the Offering. Most of LAI's consultants had experience in the executive search business prior to joining LAI, and many previously held senior level positions with the Company's four larger competitors. LAI's Practice Leaders and Managing Partners have an average of 15 years experience in the executive search business.

     LAI was incorporated as a Delaware corporation in 1987 in connection with a management buyout of, and as successor to, a business originally founded in 1967. On June 3, 1997, the Company was reincorporated as a Florida corporation. LAI's headquarters are located at 200 Park Avenue, Suite 3100, New York, NY 10166-0136, and its telephone number is (212) 953-7900.

                                  THE OFFERING

Common Stock offered by the Company...     2,000,000 shares

Common Stock to be outstanding after
the Offering..........................     5,025,000 shares(1)

Use of Proceeds.......................     Repay certain bank debt, make
                                           additional capital expenditures for
                                           technology upgrades and enhancements,
                                           and for working capital and general
                                           corporate purposes, including the
                                           possible opening of additional
                                           offices and selective acquisitions.
                                           See "Use of Proceeds."

Nasdaq National Market symbol.........     LAIX
---------------

(1) Excludes 436,500 and 67,500 shares of Common Stock issuable on the exercise of stock options to be granted immediately after completion of the Offering at an exercise price equal to the initial public offering price per share and $7.50 per share, respectively. See "Management -- Director Compensation," "Management -- Incentive and Benefit Plans" and "Description of Capital Stock."

                             SUMMARY FINANCIAL DATA
                (IN THOUSANDS, EXCEPT PER SHARE AND OTHER DATA)

                                                              YEAR ENDED FEBRUARY 28 OR 29,
                                            ------------------------------------------------------------------
                                                                                         ACTUAL     PRO FORMA
                                              1993       1994       1995       1996       1997       1997(1)
                                            --------   --------   --------   --------   --------   -----------
STATEMENT OF OPERATIONS DATA:
Fee revenue, net..........................  $ 16,403  $ 21,144   $ 28,262   $ 35,088   $ 46,437    $ 46,437
Compensation and benefits.................    14,031     17,725     23,991     30,693     39,928      35,353
General and administrative expenses.......     1,879      2,080      2,333      4,467      6,685       6,685
                                            --------   --------   --------   --------   --------    --------
  Operating income (loss).................       493      1,339      1,938        (72)      (176)      4,399
Net interest income (expense).............        38         14         (6)       (40)      (376)       (376)
                                            --------   --------   --------   --------   --------    --------
  Income (loss) before provision for
    income taxes..........................       531      1,353      1,932       (112)      (552)      4,023
Provision for income taxes................        53         97        671         90         15       1,690
                                            --------   --------   --------   --------   --------    --------
  Net income (loss).......................  $    478   $  1,256   $  1,261   $   (202)  $   (567)   $  2,333
                                            ========   ========   ========   ========   ========    ========
Net income (loss) per share...............                                              $  (0.18)
                                                                                        ========
Pro forma net income (loss)(2)(3).........  $    308   $    785   $  1,121   $   (202)  $   (567)   $  2,333
                                            ========   ========   ========   ========   ========    ========
Pro forma net income (loss) per
  share(3)................................                                                          $   0.73
                                                                                                    ========
Weighted average common shares
  outstanding(4)..........................                                                 3,199       3,199
OTHER DATA:
Number of consultants employed as of
  fiscal year end.........................        36         38         46         54         62          62
Average fee revenue per consultant
  employed during entire fiscal year......  $505,000   $602,000   $689,000   $706,000   $740,000    $740,000
Average cash compensation of positions
  filled(5)...............................  $165,000   $172,000   $180,000   $196,000   $226,000    $226,000

                                                                      AS OF
                                                                FEBRUARY 28, 1997
                                                              ----------------------
                                                                             AS
                                                               ACTUAL    ADJUSTED(6)
                                                              --------   -----------
BALANCE SHEET DATA:
Working capital.............................................  $    617    $ 20,790
Total assets................................................    25,561      45,448
Total long-term debt........................................     1,650         203
Total stockholders' equity..................................     2,627      24,247

---------------

(1) The Pro Forma Statement of Operations Data for the year ended February 28, 1997 has been computed by eliminating from compensation and benefits that portion of consultant compensation that exceeds the amount which would have been paid had the Company's revised compensation plan for consultants, adopted March 1, 1997, been in effect for all of fiscal 1997. A pro forma adjustment also was made to reflect the increased income tax liability resulting from the corresponding increase in income before provision for income taxes, using an estimated effective tax rate of 42%. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."
(2) For periods prior to November 1, 1994, the Company had elected to be taxed as an S corporation for federal and certain state income tax purposes. The pro forma net income (loss) for each period shown reflects a provision for income taxes as if the Company were a C corporation for all income tax purposes during such periods, at an assumed effective tax rate of 42%. See
    Note 1 to Financial Statements.
(3) Assuming the stock options to be granted immediately after completion of the Offering had been granted on March 1, 1996, the Company's fiscal 1997 pro forma net income and pro forma net income per share would have been $2,034,000 and $0.64, respectively, if the Company used the Statement of Financial Accounting Standards No. 123 method of measuring compensation. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Recently Issued Accounting Pronouncements."
(4) Weighted average common shares outstanding include 3,065,000 weighted average shares that were outstanding during fiscal 1997 and 134,000 shares assumed to be outstanding during fiscal 1997 as a result of the application of SAB No. 83. See Note 1 to Financial Statements. Prior to the Offering, LAI had 3,025,000 shares of Common Stock outstanding.
(5) Represents the average first year cash compensation of positions for which LAI conducted searches during the fiscal year.
(6) Adjusted to give effect to the sale of 2,000,000 shares of Common Stock offered by the Company hereby and the application of the estimated net proceeds therefrom. See "Use of Proceeds."

                                  RISK FACTORS

     An investment in the shares of Common Stock offered hereby involves a high degree of risk. Prospective investors should carefully consider the following risk factors, as well as the other information in this Prospectus, before investing in shares of the Common Stock offered hereby. This Prospectus contains certain forward-looking statements that involve risks and uncertainties. Future events and the Company's actual results could differ materially from the results reflected in these forward-looking statements.

DEPENDENCE ON ATTRACTING AND RETAINING QUALIFIED EXECUTIVE SEARCH CONSULTANTS

     LAI's success depends upon its ability to attract and retain qualified executive search consultants who possess the skills and experience necessary to fulfill its clients' executive search needs. Competition for qualified consultants is intense. LAI does not require its consultants to sign employment or noncompetition agreements, and many firms have experienced high consultant turnover rates. LAI believes it has been able to attract and retain highly qualified, productive executive search consultants as a result of its premium reputation and its performance-based consultant compensation, which is among the highest in the industry as a percentage of fee revenue generated. Consultants are paid relatively low base salaries but have the potential to earn substantial performance-based bonuses as a result of generating fee revenue. The substantial majority of LAI's fee revenue has been and will continue to be utilized to pay consultant compensation. In contemplation of the Offering and with the approval of its current stockholders, the Company revised its compensation plan for consultants effective March 1, 1997 to reduce annual cash compensation. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Pro Forma Results" and "Business -- Professional Staff and Employees." Any further reduction in LAI's compensation levels or restructuring of LAI's compensation system, whether as a result of insufficient fee revenue, a decline in the market price of the Common Stock after the Offering or for any other reason, could impair LAI's ability to retain existing or attract additional qualified consultants. Any such occurrence could have a material adverse effect on LAI's business, financial condition and results of operations. See "-- Portability of Client Relationships." In addition, there can be no assurance that LAI will be successful in identifying and hiring consultants with substantial experience and established client relationships. See
"Business -- Business Strategy" and "Business -- Growth Strategy."

PORTABILITY OF CLIENT RELATIONSHIPS

     LAI's success depends upon the ability of its executive search consultants to develop and maintain strong, long-term relationships with its clients. Usually, one or two consultants have primary responsibility for a client relationship. When a consultant leaves one search firm and joins another, clients that have established relationships with the departing consultant may move their business to the consultant's new employer. The loss of one or more clients is more likely to occur if the departing consultant enjoys widespread name recognition or has developed a reputation as a specialist in executing searches in a particular industry. Although client portability historically has not caused significant problems for LAI, the failure to retain its most productive consultants or maintain the quality of service to which its clients are accustomed, and the ability of a departing consultant to move business to his or her new employer, could have a material adverse effect on LAI's business, financial condition and results of operations. See "-- Dependence on Attracting and Retaining Qualified Executive Search Consultants," "Business -- Services" and "Business -- Marketing and Clients."

RESTRICTIONS IMPOSED BY BLOCKING ARRANGEMENTS

     Either by agreement with clients or for marketing or client relations purposes, executive search firms frequently refrain, for a specified period of time, from recruiting employees of a client, and possibly other entities affiliated with such client, when conducting searches on behalf of other clients (a "blocking" arrangement). Blocking arrangements generally remain in effect for one or two years following completion of an assignment. However, the duration and scope of the blocking or "off limits" period, including whether it covers all operations of the client and its affiliates or only certain divisions of a client, generally are subject to negotiation and may depend on such factors as the length of the client relationship, the frequency with which the executive search firm has been engaged to perform executive searches for the client and the amount of revenue the executive search firm has generated or expects to generate from the client. Some of LAI's clients are recognized as industry leaders and/or employ a significant number of qualified executives who are potential recruitment candidates for other companies in that client's industry. LAI's inability to recruit employees of such a client may make it difficult for LAI to obtain search assignments from, or to fulfill search assignments for, other companies in the client's industry while employees of that client are off limits. As LAI's client base grows, particularly in its targeted business sectors, blocking arrangements increasingly may impede LAI's growth or its ability to attract and serve new clients, which could have a material adverse effect on LAI's business, results of operations and financial condition. See "Business -- Marketing and Clients."

COMPETITION

     The executive search industry is extremely competitive and highly fragmented. Some of LAI's competitors possess greater resources and greater name recognition than LAI. There are limited barriers to entry into the executive search industry and new executive search firms continue to enter the market. Many executive search firms have a smaller client base than LAI and therefore may be subject to fewer blocking restraints than LAI. See "-- Restrictions Imposed by Blocking Arrangements." In addition, a client will sometimes request a discounted search fee, particularly when the client offers the prospect of multiple search engagements or in exchange for designating a search firm as the client's "preferred provider" of search services. Such pricing pressure may constitute an additional competitive factor and require LAI to execute more searches, or execute searches more efficiently, in order to remain competitive. The Company competes for search assignments with the human resources and recruiting personnel employed by some of its clients and prospective clients. There can be no assurance that LAI will be able to continue to compete effectively with existing or potential competitors or that significant clients or prospective clients of LAI will not decide to perform search services using in-house personnel. See "Business -- Competition."

RELATIONSHIP WITH INTERNATIONAL ALLIANCE

     LAI provides global search services through its membership in Amrop International, an alliance of independently owned executive search firms with offices located throughout the world. LAI executes domestic search assignments referred to LAI by other Amrop members, and refers to other Amrop members international search assignments for LAI's U.S. based clients. LAI believes its global search fulfillment capabilities are important in attracting multinational clients. If LAI's membership in Amrop were to terminate for any reason, LAI's ability to execute searches outside the United States would be hindered, at least for the short-term, and LAI's multinational clients and potential clients could conclude that LAI no longer has the ability to execute searches outside the United States, either of which could have a material adverse effect on LAI's business, financial condition and results of operations. Although each Amrop member has agreed not to recruit employees of certain significant clients of other Amrop members that are identified on a worldwide blocking list, failure of an Amrop member for any reason to abide by this blocking agreement with respect to an LAI client could damage LAI's relationship with that client, which could have a material adverse effect on LAI's business, results of operations and financial condition. In addition, all expenses incurred and other obligations of Amrop are allocated among its members. If member fees are not sufficient, Amrop may require its members to pay such expenses and obligations by making a capital call. See "Business -- Services."

IMPLEMENTATION OF ACQUISITION STRATEGY

     LAI's ability to grow and remain competitive may depend on its ability to consummate strategic acquisitions of other executive search firms. Although LAI frequently evaluates possible acquisitions, there can be no assurance that LAI will be successful in identifying, competing for, financing and completing such acquisitions. An acquired business may not achieve desired levels of revenue, profitability or productivity or otherwise perform as expected. In addition, growth through acquisition of existing firms involves risks such as diversion of management's attention, difficulties in the integration of acquired operations, difficulties in retaining personnel, increased blocking conflicts or liabilities not known at the time of acquisition, and tax and accounting issues, some or all of which could have a material adverse effect on LAI's business, results of operations and financial condition. See "Business -- Growth Strategy."

RELIANCE ON INFORMATION PROCESSING SYSTEMS

     LAI's success depends in large part upon its ability to store, retrieve, process and manage substantial amounts of information. To achieve its operational goals and to remain competitive, LAI believes that it must further computerize its operations, which will require the purchase of equipment and software and also the development, either internally or through engagement of third parties, of new proprietary software and systems. See "Use of Proceeds." LAI's inability to design, develop, implement and utilize, in a cost-effective manner, improved information processing systems that provide the capabilities necessary for LAI to compete effectively, or any interruption or loss of LAI's data or information processing capabilities, for any reason, could have a material adverse effect on LAI's business, results of operations and financial condition. See "Business -- Research and Technology."

EMPLOYMENT LIABILITY RISK

     Executive search firms are exposed to potential claims with respect to the executive search process. A client could assert a claim for such matters as breach of a blocking arrangement or recommending a candidate who subsequently proves to be unsuitable for the position filled. In addition, a candidate could assert an action against LAI for failure to maintain the confidentiality of the candidate's employment search or for alleged discrimination or other violations of employment law by a client of LAI. The Company maintains professional liability insurance in such amounts and with such coverages and deductibles as management believes are adequate. There can be no assurance, however, that the Company's insurance will cover all such claims or that its insurance coverage will continue to be available at economically feasible rates. See
"Business -- Insurance."

VOTING CONTROL BY CURRENT STOCKHOLDERS

     Immediately following completion of the Offering, the current stockholders of LAI will be the beneficial owners of 3,025,000 shares of Common Stock, not including any shares that the current stockholders may purchase in the Offering, representing approximately 60% of the then issued and outstanding shares of Common Stock. Immediately after the Offering, such stockholders will continue to have sufficient voting power to elect the entire Board of Directors of LAI and, in general, to determine (without the consent of LAI's other stockholders) the outcome of any corporate transaction or other matter submitted to the stockholders for approval, including mergers, consolidations and the sale of all or substantially all of LAI's assets, and also the power to prevent or cause a change in control of LAI. See "Management" and "Principal Stockholders."

MANAGEMENT DISCRETION CONCERNING USE OF PROCEEDS

     Most of the net proceeds of the Offering have not been designated for specific uses, and management will have substantial discretion in using the proceeds of the Offering. See "Use of Proceeds."

ANTI-TAKEOVER PROVISIONS; POSSIBLE ISSUANCE OF PREFERRED STOCK

     LAI's Articles of Incorporation and Bylaws and applicable law contain provisions that could have the effect of inhibiting a non-negotiated merger or other business combination. In particular, LAI's Articles of Incorporation provides for a staggered Board of Directors and permits the removal of directors for cause only. In addition, LAI's Articles of Incorporation authorizes its Board of Directors to issue shares of preferred stock, and fix the rights and preferences thereof, without a vote of its stockholders. Although no shares of preferred stock currently are outstanding, and the Company has no present plans to issue any shares of preferred stock, the rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that may be issued in the future. Certain of these provisions may have anti-takeover effects and may delay, deter or prevent a change in control of LAI that stockholders might otherwise consider in their best interests. Moreover, the existence of these provisions may depress the market price of the Common Stock. See "Description of Capital Stock."

NO PRIOR MARKET FOR COMMON STOCK; POSSIBLE VOLATILITY OF STOCK PRICE

     Prior to the Offering, there has been no public market for the Common Stock, and there can be no assurance that an active market will develop or be sustained after the completion of the Offering. Consequently, the initial public offering price of the Common Stock was determined by negotiations among LAI and the Underwriters. See "Underwriting" for a description of the factors considered in determining the initial public offering price.

     The market price of the Common Stock may be significantly affected by, and could be subject to significant fluctuations in response to, such factors as LAI's operating results, changes in any earnings estimates publicly announced by LAI or by securities analysts, announcements of significant business developments by LAI or its competitors, other developments affecting LAI, its clients, or its competitors, and various factors affecting the executive search industry, the financial markets or the economy in general, some of which may be unrelated to LAI's performance. In addition, the stock market has experienced a high level of price and volume volatility, and market prices for the stock of many companies, especially companies that have recently completed initial public offerings, have experienced wide price fluctuations not necessarily related to the operating performance of such companies. Because the number of shares of Common Stock offered hereby is small relative to the number of publicly traded shares of many other companies, and because all existing LAI stockholders have agreed not to sell, contract to sell or otherwise dispose of any shares of Common Stock currently owned by them for two years after the Offering, the market price of Common Stock may be more susceptible to fluctuation.

ABSENCE OF DIVIDENDS

     LAI does not anticipate paying cash dividends on its Common Stock at any time in the foreseeable future. See "Dividend Policy."

DILUTION

     Investors in the Offering will experience immediate and substantial dilution in net tangible book value per share of Common Stock. In addition, any future issuance of shares of Common Stock or preferred stock or the grant of stock options to purchase Common Stock could cause further dilution. See "Dilution."

SHARES ELIGIBLE FOR FUTURE SALE

     A substantial number of shares of Common Stock already outstanding, or issuable on exercise of stock options to be granted under LAI's 1997 Omnibus Stock and Incentive Plan (the "Omnibus Plan") and Non-Employee Directors' Stock Plan (the "Directors' Stock Plan"), are or will be eligible for future sale in the public market at prescribed times pursuant to Rule 144 or Rule 701 under the Securities Act of 1933, as amended (the "Securities Act"). Sales of such shares in the public market, or the perception that such sales may occur, could adversely affect the market price of the Common Stock or impair LAI's ability to raise additional capital in the future through the sale of equity securities. Upon completion of the Offering, there will be outstanding 5,025,000 shares of Common Stock and stock options to purchase an additional 504,000 shares. Of these shares, the 2,000,000 shares of Common Stock sold in the Offering (2,300,000 shares if the Underwriters' over-allotment option is exercised in full) will be freely tradeable by persons other than "affiliates" of LAI, without restriction under the Securities Act. The remaining 3,025,000 shares of Common Stock will be "restricted" securities within the meaning of Rule 144 under the Securities Act and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemptions contained in Rule 144. All current stockholders of LAI, however, have agreed not to sell, contract to sell or otherwise dispose of any shares of the Common Stock currently owned by them for a period of two years after the date of this Prospectus without the prior written consent of Robert W. Baird & Co. Incorporated. Additionally, the Company has agreed, for a period of 180 days after the date of this Prospectus, not to sell, contract to sell or otherwise dispose of any shares of Common Stock without the prior written consent of Robert W. Baird & Co. Incorporated, other than shares of Common Stock issued in the Offering, under its 1997 Employee Stock Purchase Plan, or upon exercise of stock options granted pursuant to the Omnibus Plan or the Directors' Stock Plan. See "Management -- Incentive and Benefit Plans," "Shares Eligible for Future Sale" and "Underwriting."

                                USE OF PROCEEDS

     The net proceeds to LAI from the sale of the 2,000,000 shares of Common Stock offered hereby, after deducting the underwriting discount and estimated offering expenses, are estimated to be approximately $21.6 million ($25.0 million if the Underwriters' over-allotment option is exercised in full). LAI intends to use approximately $3.9 million of the net proceeds to repay indebtedness of the Company that will be outstanding as of the completion of the Offering, and approximately $3.0 million for computer hardware and software purchases, upgrades and enhancements. The balance of the net proceeds of the Offering will be used for working capital and general corporate purposes, including establishing new or expanding existing offices and, if suitable candidates for acquisition are identified, making selective acquisitions. Pending such uses, LAI intends to invest the net proceeds from the Offering in short-term, investment grade securities, certificates of deposit, or direct guaranteed obligations of the United States government.

     The indebtedness to be repaid with proceeds of the Offering includes the amounts to be outstanding under the Company's term loan and its line of credit. The term loan bears interest at the lender's prime rate plus 0.25%, or presently 8.75% per annum, and is due March 1999. The unpaid balance under the term loan was approximately $1.6 million as of June 30, 1997. The proceeds of the term loan were used to fund leasehold improvements. The line of credit bears interest at the lender's prime rate, or presently 8.5% per annum, and is due on demand. The unpaid balance under the line of credit was approximately $2.3 million as of June 30, 1997. Proceeds from the line of credit were used for short-term working capital needs. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                                DIVIDEND POLICY

     LAI does not intend to pay any cash dividends for the foreseeable future but instead intends to retain earnings, if any, for the future operation and expansion of LAI's business. Any determination to pay dividends in the future will be at the discretion of the Company's Board of Directors and will be dependent upon LAI's results of operations, financial condition, contractual restrictions, restrictions imposed by applicable law and other factors deemed relevant by the Board of Directors.

                                 CAPITALIZATION

     The following table sets forth the capitalization of LAI as of February 28, 1997 and as adjusted to reflect the application of the estimated net proceeds from the issuance and sale by the Company of the 2,000,000 shares of Common Stock offered hereby as described in "Use of Proceeds." The table should be read in conjunction with the Financial Statements and Notes thereto included elsewhere in this Prospectus.

                                                                      AS OF
                                                                FEBRUARY 28, 1997
                                                              ----------------------
                                                              ACTUAL     AS ADJUSTED
                                                              -------    -----------
                                                                  (IN THOUSANDS)
Current maturities of long-term debt........................  $   387      $   101(2)
                                                              =======      =======
Long-term debt, less current maturities.....................  $ 1,650      $   203(2)
                                                              -------      -------
Stockholders' equity(1):
  Preferred stock, $0.01 par value, 3,000,000 shares
     authorized; no shares issued and outstanding...........       --           --
  Common stock, $0.01 par value, 35,000,000 shares
     authorized; 3,075,000 shares issued and outstanding;
     5,075,000 shares as adjusted(3)........................       31           51
  Additional paid-in capital................................    4,086       25,686
  Subscriptions receivable..................................     (152)        (152)
  Accumulated deficit.......................................   (1,338)      (1,338)
                                                              -------      -------
          Total stockholders' equity........................    2,627       24,247
                                                              -------      -------
            Total capitalization............................  $ 4,277      $24,450
                                                              =======      =======

---------------

(1) Excludes 436,500 and 67,500 shares of Common Stock issuable on the exercise of stock options to be granted immediately after completion of the Offering at an exercise price equal to the initial public offering price per share and $7.50 per share, respectively. See "Management -- Director Compensation," "Management -- Incentive and Benefit Plans" and "Description of Capital Stock."
(2) Represents non-interest bearing stockholder notes payable in connection with prior redemptions of Common Stock.
(3) Represents Common Stock as of February 28, 1997. As of the date of this Prospectus and as adjusted for the Offering, Common Stock outstanding is 3,025,000 and 5,025,000, respectively.

                                    DILUTION

     The Company's net tangible book value was $2.6 million, or $0.85 per share, based on 3,075,000 shares of Common Stock outstanding as of February 28, 1997. Net tangible book value per share represents the amount of the Company's total tangible assets less its total liabilities, divided by the total number of shares of Common Stock outstanding. After giving effect to the sale of the 2,000,000 shares of Common Stock being offered hereby and the application of the estimated net proceeds therefrom, the pro forma net tangible book value of the Company as of February 28, 1997 would have been $24.2 million or $4.78 per share of Common Stock. This represents an immediate increase in net tangible book value of $3.93 per share to existing stockholders and an immediate dilution of $7.22 per share to new investors purchasing shares of Common Stock in the Offering. The following table illustrates the per share dilution:

Initial public offering price per share.....................          $12.00
  Net tangible book value per share before the Offering.....  $0.85
  Increase per share attributable to new investors..........   3.93
                                                              -----
Pro forma net tangible book value per share after the
  Offering..................................................            4.78
                                                                      ------
Dilution of net tangible book value per share to new
  investors(1)..............................................          $ 7.22
                                                                      ======

---------------

(1) Dilution is determined by subtracting pro forma net tangible book value per share after the Offering from the initial public offering price per share.

     The following table sets forth the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share of Common Stock paid by the Company's existing stockholders and to be paid by new investors in the Offering and before deduction of the underwriting discount:

                                              SHARES PURCHASED      CONSIDERATION PAID      AVERAGE
                                             -------------------   ---------------------   PRICE PER
                                              NUMBER     PERCENT     AMOUNT      PERCENT     SHARE
                                             ---------   -------   -----------   -------   ---------
Existing stockholders(1)...................  3,025,000     60.2%   $ 4,125,975     14.7%    $ 1.36
New investors..............................  2,000,000     39.8     24,000,000     85.3      12.00
                                             ---------    -----    -----------    -----
          Total............................  5,025,000    100.0%   $28,125,975    100.0%
                                             =========    =====    ===========    =====

---------------

(1) Represents Common Stock outstanding as of the date of this Prospectus.

     The foregoing tables exclude 436,500 and 67,500 shares of Common Stock issuable on the exercise of stock options to be granted immediately after completion of the Offering at an exercise price equal to the initial public offering price per share and $7.50 per share, respectively. See
"Management -- Director Compensation," "Management -- Incentive and Benefit Plans" and "Description of Capital Stock." To the extent such options are exercised, there may be further dilution to new investors purchasing shares of Common Stock in the Offering.

                            SELECTED FINANCIAL DATA
                (IN THOUSANDS, EXCEPT PER SHARE AND OTHER DATA)

     The following table sets forth selected financial and other data of LAI for fiscal years ended February 1993 through 1997 and as of the last day of each of those fiscal years. The Statement of Operations Data for fiscal 1995, 1996 and 1997, and Balance Sheet Data as of the end of fiscal 1996 and 1997, are derived from Financial Statements and Notes thereto audited by Arthur Andersen LLP, independent certified public accountants. Such firm's report on LAI's Financial Statements and Notes thereto as of such dates and for such periods is included elsewhere in this Prospectus. The Statement of Operations and Other Data for, and Balance Sheet Data as of the end of, each of fiscal 1993 and 1994 are derived from the unaudited financial statements of the Company and, in the opinion of management, include all adjustments (consisting of normal and recurring adjustments) necessary to present fairly the results of operations and financial position of the Company for such periods and as of such dates. The financial data shown below should be read in conjunction with the Financial Statements and Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

                                                                           YEAR ENDED FEBRUARY 28 OR 29,
                                                         ------------------------------------------------------------------
                                                                                                      ACTUAL     PRO FORMA
                                                           1993       1994       1995       1996       1997       1997(1)
                                                         --------   --------   --------   --------   --------   -----------
STATEMENT OF OPERATIONS DATA:
Fee revenue, net.......................................  $ 16,403   $ 21,144   $ 28,262   $ 35,088   $ 46,437    $ 46,437
Compensation and benefits..............................    14,031     17,725     23,991     30,693     39,928      35,353
General and administrative expenses....................     1,879      2,080      2,333      4,467      6,685       6,685
                                                         --------   --------   --------   --------   --------    --------
  Operating income (loss)..............................       493      1,339      1,938        (72)      (176)      4,399
Net interest income (expense)..........................        38         14         (6)       (40)      (376)       (376)
                                                         --------   --------   --------   --------   --------    --------
  Income (loss) before provision for income taxes......       531      1,353      1,932       (112)      (552)      4,023
Provision for income taxes.............................        53         97        671         90         15       1,690
                                                         --------   --------   --------   --------   --------    --------
  Net income (loss)....................................  $    478   $  1,256   $  1,261   $   (202)  $   (567)   $  2,333
                                                         ========   ========   ========   ========   ========    ========
Net income (loss) per share............................                                              $  (0.18)
                                                                                                     ========
Pro forma net income (loss)(2)(3)......................  $    308   $    785   $  1,121   $   (202)  $   (567)   $  2,333
                                                         ========   ========   ========   ========   ========    ========
Pro forma net income (loss) per share(3)...............                                                          $   0.73
                                                                                                                 ========
Weighted average common shares outstanding(4)..........                                                 3,199       3,199
OTHER DATA:
Number of consultants employed as of fiscal year end...        36         38         46         54         62          62
Average fee revenue per consultant employed during
  entire fiscal year...................................  $505,000   $602,000   $689,000   $706,000   $740,000    $740,000
Average cash compensation of positions filled(5).......  $165,000   $172,000   $180,000   $196,000   $226,000    $226,000

                                                                                   AS OF FEBRUARY 28 OR 29,
                                                                    -------------------------------------------------------
                                                                      1993       1994       1995       1996        1997
                                                                    --------   --------   --------   --------   -----------
BALANCE SHEET DATA:
Working capital (deficit)........................................   $  1,569   $  1,723   $  1,439   $   (485)   $    617
Total assets.....................................................      6,749      9,885     12,193     18,300      25,561
Total long-term debt.............................................         72        144         63         --       1,650
Total stockholders' equity.......................................      2,384      2,121      2,325      2,509       2,627

---------------

(1) The Pro Forma Statement of Operations Data for the year ended February 28, 1997 has been computed by eliminating from compensation and benefits that portion of consultant compensation that exceeds the amount which would have been paid had the Company's revised compensation plan for consultants, adopted March 1, 1997, been in effect for all of fiscal 1997. A pro forma adjustment also was made to reflect the increased income tax liability resulting from the corresponding increase in income before provision for income taxes, using an estimated effective tax rate of 42%. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."
(2) For periods prior to November 1, 1994, the Company had elected to be taxed as an S corporation for federal and certain state income tax purposes. The pro forma net income (loss) for each period shown reflects a provision for income taxes as if the Company were a C corporation for all income tax purposes during such periods, at an assumed effective tax rate of 42%. See
    Note 1 to Financial Statements.
(3) Assuming the stock options to be granted immediately after completion of the Offering had been granted on March 1, 1996, the Company's fiscal 1997 pro forma net income and pro forma net income per share would have been $2,034,000 and $0.64, respectively, if the Company used the Statement of Financial Accounting Standards No. 123 method of measuring compensation. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Recently Issued Accounting Pronouncements."
(4) Weighted average common shares outstanding include 3,065,000 weighted average shares that were outstanding during fiscal 1997 and 134,000 shares assumed to be outstanding during fiscal 1997 as a result of the application of SAB No. 83. See Note 1 to Financial Statements. Prior to the Offering, LAI had 3,025,000 shares of Common Stock outstanding.
(5) Represents the average first year cash compensation of positions for which LAI conducted searches during the fiscal year.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     This Prospectus contains certain forward-looking statements that are based on the beliefs of the Company's management, as well as assumptions made by, and information currently available to, the Company's management. Such statements include those regarding successfully implementing and continuing growth strategies and business strategies, attracting, motivating and retaining executive search consultants, and maintaining favorable long-term client relationships. Because such statements involve risks and uncertainties, actual actions and strategies and the timing and expected results thereof may differ materially from those expressed or implied by such forward-looking statements, and the Company's future results, performance or achievements could differ materially from those expressed in, or implied by, any such forward-looking statements. Factors that could cause or contribute to such material differences include, but are not limited to, those discussed under "Risk Factors." The following presentation of management's discussion and analysis of the Company's financial condition and results of operations should be read in conjunction with the Company's Financial Statements, the Notes thereto and other financial information included herein.

OVERVIEW

     LAI is one of the fastest growing and the fifth largest executive search firm in the United States. The Company derives substantially all of its revenue from fees for professional services, which are billed exclusively on a retained basis. Fees are typically equal to one-third of the anticipated first year cash compensation for the positions being filled. If the actual compensation package for a successfully placed candidate varies from the amount anticipated at the time of the engagement, an appropriate adjustment may be made to LAI's search fee. The Company recognizes fee revenue as clients are billed, generally over a 60 to 90 day period following the acceptance of a search assignment. In addition, clients usually are required to reimburse LAI for out-of-pocket expenses incurred in the search process.

     LAI's fee revenue has grown from $16.4 million in fiscal 1993 to $46.4 million in fiscal 1997, representing a compound annual growth rate of approximately 30%. This growth has been achieved by increasing the number of consultants at existing offices and improving revenue per consultant. Additionally, the Company opened new offices in Boston, Massachusetts and Stamford, Connecticut in fiscal 1997. During the three-year period ended February 28, 1997, the Company added a net total of 24 consultants, representing a 63% increase to its consulting staff. Fee revenue per consultant employed for an entire fiscal year was approximately $689,000, $706,000 and $740,000 for fiscal 1995, 1996 and 1997, respectively. This improvement was due primarily to an increased mix of more senior level executive searches and to a rise in overall executive compensation. The average first year cash compensation of positions for which LAI conducted searches in fiscal 1997 was approximately $226,000.

     The largest component of the Company's operating expenses consists of compensation and benefits paid to its executive search consultants, executive officers and administrative and support personnel. LAI has been able to attract and retain some of the most productive executive search consultants in the industry as a result of its premium reputation and its performance-based consultant compensation, which the Company believes is among the highest in the industry as a percentage of fee revenue generated. In contemplation of the Offering and with the approval of its existing stockholders, the Company revised its compensation plan for consultants effective March 1, 1997, the first day of the Company's current fiscal year. Compensation and benefits expense represented approximately 86% of fee revenue in fiscal 1997, but would have represented approximately 76% of fee revenue on a pro forma basis under the revised plan. See "-- Pro Forma Results." The Company believes the compensation and benefits it pays its consultants under the revised plan remain among the highest in the industry. In addition, the Company believes that its status as a public company will provide a further competitive advantage in attracting and retaining highly qualified consultants in the future.

     General and administrative expenses consist of occupancy expense associated with the Company's leased premises, costs associated with the Company's investments in information technology and marketing and other general office expenses. LAI benefits from the reduced costs associated with locating its administrative operations and a majority of its research staff in Tampa, Florida.

PRO FORMA RESULTS

     The Pro Forma Statement of Operations Data for fiscal 1997 reflects an adjustment to compensation and benefits expense assuming implementation of the Company's revised compensation plan for consultants at the beginning of fiscal 1997. The estimated expense payable on a pro forma basis was calculated by applying the adjusted compensation formula to the fee revenue generated by each consultant in fiscal 1997. The effect of the pro forma adjustment was to decrease compensation and benefits expense and increase operating income in fiscal 1997 by approximately $4.6 million. An adjustment was also made to reflect an additional income tax liability of approximately $1.7 million resulting from the corresponding increase in income (loss) before provision for income taxes. The net effect of these changes was to increase net income in fiscal 1997 by $2.9 million to $2.3 million.

     Assuming the stock options to be granted immediately after completion of the Offering had been granted on March 1, 1996, the Company's fiscal 1997 pro forma net income and pro forma net income per share would have been $2,034,000 and $0.64, respectively, if the Company used the method of measuring compensation provided for by Statement of Financial Accounting Standards No.
123. See "-- Recently Issued Accounting Pronouncements."

     For periods prior to November 1, 1994, the Company elected to be taxed as an S corporation for federal and certain state income tax purposes. Accordingly, a pro forma income tax provision is reflected for fiscal periods prior to fiscal 1996 using a tax rate of approximately 42%.

RESULTS OF OPERATIONS

     The following table sets forth, for the periods indicated, selected Statement of Operations Data as a percentage of fee revenue:

                                                            PERCENTAGE OF FEE REVENUE
                                                      --------------------------------------
                                                          YEAR ENDED FEBRUARY 28 OR 29,
                                                      --------------------------------------
                                                                        ACTUAL    PRO FORMA
                                                      1995     1996      1997        1997
                                                      -----    -----    ------    ----------
Fee revenue, net....................................  100.0%   100.0%   100.0%      100.0%
Compensation and benefits...........................   84.9     87.5     86.0        76.1
General and administrative expenses.................    8.3     12.7     14.4        14.4
                                                      -----    -----    -----       -----
Operating income (loss).............................    6.8     (0.2)    (0.4)        9.5
Net interest expense................................     --      0.1      0.8         0.8
                                                      -----    -----    -----       -----
Income (loss) before provision for income taxes.....    6.8     (0.3)    (1.2)        8.7
Provision for income taxes..........................    2.4      0.3       --         3.6
                                                      -----    -----    -----       -----
Net income (loss)...................................    4.4%    (0.6)%   (1.2)%       5.1%
                                                      =====    =====    =====       =====
Pro forma net income (loss).........................    4.0%    (0.6)%   (1.2)%       5.1%
                                                      =====    =====    =====       =====

FISCAL 1997 COMPARED WITH FISCAL 1996

     Fee revenue. Fee revenue increased $11.3 million, or 32.3%, to $46.4 million for fiscal 1997 from $35.1 million for fiscal 1996. The increase in fee revenue was primarily a result of an increase in the number of consultants employed for an entire fiscal year and an increase of 4.8% in the average fee revenue per consultant employed for a full year to $740,000 for fiscal 1997 from $706,000 for fiscal 1996. Also, the Company added a net total of eight new consultants during the year, raising the total number of consultants employed by LAI at the end of the fiscal year to 62 for fiscal 1997 from 54 for fiscal 1996. The average first year cash compensation of positions for which LAI conducted searches increased by 15.3% to $226,000 in fiscal 1997 from $196,000 in fiscal 1996. During fiscal 1997, LAI opened two new offices, which generated approximately $1.7 million of fee revenue.

     Compensation and benefits. Compensation and benefits increased $9.2 million, or 30.1%, to $39.9 million for fiscal 1997 from $30.7 million for fiscal 1996. The increase was primarily due to compensation and benefits associated with the growth in the number of consultants and the increase in fee revenue per consultant. As a percentage of fee revenue, compensation and benefits decreased to 86.0% for fiscal 1997 from 87.5% for fiscal 1996 primarily due to spreading compensation and benefits for LAI's administrative and support staff, which are primarily fixed, over a greater fee revenue base.

     General and administrative expenses. General and administrative expenses increased $2.2 million, or 49.7%, to $6.7 million for fiscal 1997 from $4.5 million for fiscal 1996. As a percentage of fee revenue, general and administrative expenses increased to 14.4% for fiscal 1997 from 12.7% for fiscal 1996. These increases were primarily due to increases in occupancy costs associated with lease renewals at three of LAI's offices and the opening of two new offices in Stamford, Connecticut and Boston, Massachusetts, as well as an increase in marketing expenses to implement a program to enhance LAI's name recognition.

     Operating income (loss). Operating loss increased $104,000 to $176,000 for fiscal 1997 from $72,000 for fiscal 1996, and as a percentage of fee revenue to 0.4% for fiscal 1997 from 0.2% for fiscal 1996. These increases were primarily due to the increase in general and administrative expenses, partially offset by lower compensation and benefits as a percentage of fee revenue.

     Net interest income (expense). Net interest expense increased $336,000 to $376,000 for fiscal 1997 from $40,000 for fiscal 1996. The increase constitutes interest expense on indebtedness incurred to fund leasehold improvements at two of LAI's offices, as well as interest on compensation deferred pursuant to the Company's deferred compensation plan. See "Management -- Incentive and Benefit Plans."

     Provision for income taxes. The effective tax rate for fiscal 1997 of (2.8)% varied from the statutory rate of 35.0% due to state and local income taxes and because certain expenses, including a portion of meals, entertainment and dues expense and premiums on keyman life insurance policies, were non-deductible for income tax purposes.

FISCAL 1996 COMPARED WITH FISCAL 1995

     Fee Revenue. Fee revenue increased $6.8 million, or 24.2%, to $35.1 million for fiscal 1996 from $28.3 million for fiscal 1995. The increase in fee revenue was primarily a result of an increase in the number of consultants employed for an entire fiscal year and an increase of 2.5% in the average fee revenue per consultant employed for a full year to $706,000 for fiscal 1996 from $689,000 for fiscal 1995. Also, the Company added a net total of eight new consultants during the year, raising the total number of consultants employed by LAI at the end of the fiscal year to 54 for fiscal 1996 from 46 for fiscal 1995. The average first year cash compensation of positions for which LAI conducted searches increased by 8.9% to $196,000 in fiscal 1996 from $180,000 in fiscal 1995.

     Compensation and benefits. Compensation and benefits increased $6.7 million, or 27.9%, to $30.7 million for fiscal 1996 from $24.0 million for fiscal 1995. The increase was primarily due to compensation and benefits associated with the growth in the number of consultants and the Company's support staff, including associates, IT and research personnel, and the increase in fee revenue per consultant. As a percentage of fee revenue, compensation and benefits increased to 87.5% for fiscal 1996 from 84.9% for fiscal 1995. This increase is primarily the result of changes implemented in fiscal 1996 to LAI's compensation system for consultants to significantly increase performance-based payments, which changes remained in effect until the revisions to the compensation plan for consultants were implemented on March 1, 1997.

     General and administrative expenses. General and administrative expenses increased $2.2 million, or 91.5%, to $4.5 million for fiscal 1996 from $2.3 million for fiscal 1995. As a percentage of fee revenue, general and administrative expenses increased to 12.7% for fiscal 1996 from 8.3% for fiscal 1995. These increases were primarily due to increases in costs associated with the Company's investment in information technology. During 1996, the Company developed and implemented both wide and local area networking capabilities and began development of its proprietary relational database for use in executive search execution.

     Operating income (loss). The Company incurred an operating loss of $72,000 for fiscal 1996 compared with operating income of $1.9 million for fiscal 1995. This change was primarily the result of the increases in both compensation and benefits and general and administrative expenses discussed above.

     Net interest income (expense). Net interest expense increased to $40,000 for fiscal 1996 from $6,000 for fiscal 1995 primarily due to interest on compensation deferred pursuant to the Company's deferred compensation plan. See "Management -- Incentive and Benefit Plans."

     Provision for income taxes. The effective tax rate in fiscal 1996 of (79.9)% varied from the statutory rate of 35.0% due to state and local income taxes and because certain expenses, including a portion of meals, entertainment and dues expense and premiums on keyman life insurance policies, were non-deductible for income tax purposes. Prior to November 1, 1994, the Company operated as an S corporation for federal income tax purposes. Accordingly, no provision for federal income taxes was recorded prior to that date.

UNAUDITED QUARTERLY RESULTS

     The following table sets forth certain unaudited quarterly operating information of the Company for fiscal 1996 and fiscal 1997. This information has been prepared on the same basis as the audited financial statements contained elsewhere in this Prospectus and, in the opinion of management, include all adjustments, consisting solely of normal and recurring adjustments, necessary for the fair presentation of the information for the periods presented. The financial data shown below should be read in conjunction with the Financial Statements and Notes thereto. Results for any previous fiscal quarter are not necessarily indicative of results for the full year or for any future quarter.

                                                                  QUARTER ENDED
                                  -----------------------------------------------------------------------------
                                  MAY 31,   AUG 31,   NOV 30,   FEB 29,   MAY 31,   AUG 31,   NOV 30,   FEB 28,
                                   1995      1995      1995      1996      1996      1996      1996      1997
                                  -------   -------   -------   -------   -------   -------   -------   -------
                                                                 (IN THOUSANDS)
Fee revenue, net................  $8,252    $8,662    $8,869    $9,305    $11,107   $11,506   $11,706   $12,118
Operating income (loss).........      95        85       (73)     (179)       131       216      (200)     (323)
Net income (loss)...............      25         6       (79)     (154)        (5)        8      (244)     (326)

LIQUIDITY AND CAPITAL RESOURCES

     The Company relies primarily upon cash flows from operations and available borrowings under its credit facilities to finance its operations. During fiscal 1995, 1996 and 1997, cash flows from operations were $2.9 million, $1.6 million and $(653,000), respectively. To provide additional liquidity, the Company has obtained a commitment letter from a bank to provide credit facilities of approximately $10.0 million. Outstanding borrowings under these facilities will bear interest at various rates based on the bank's prime lending rate. See Note 9 to Financial Statements.

     Capital expenditures totaled approximately $555,000, $2.5 million and $1.8 million for fiscal 1995, 1996 and 1997, respectively. These expenditures consisted primarily of purchases of office equipment, upgrades to information systems and leasehold improvements. The Company intends to use approximately $3.0 million of the Offering proceeds over the next 12 to 24 months for computer hardware and software purchases, upgrades and enhancements. Additionally, investments in whole life insurance policies intended to fund the Company's deferred compensation plans were $429,000, $778,000 and $1.0 million in fiscal 1995, 1996 and 1997, respectively.

     Cash provided by financing activities was approximately $2.7 million during 1997, which included borrowings under a term loan and proceeds from sales of Common Stock to newly hired and promoted consultants as part of LAI's strategy to increase the breadth of stock ownership among its consultants. The Company intends to retire the balance of the term loan, expected to be approximately $1.6 million as of the completion of the Offering, with proceeds from the Offering. During fiscal 1996, cash provided by financing activities was approximately $416,000, consisting primarily of proceeds from sales of Common Stock. During fiscal 1995, the Company used approximately $1.5 million to fund financing activities which consisted primarily of distributions to stockholders.

     A significant portion of the Company's compensation expense is accrued and paid shortly after the end of the Company's fiscal year. Accordingly, amounts outstanding under the Company's line of credit are highest during the first quarter of the Company's fiscal year, with such amounts historically being repaid by cash flows from operations during the remainder of such fiscal year. The Company's outstanding indebtedness under its current line of credit is expected to be approximately $2.3 million as of the completion of the Offering. These borrowings will be repaid with a portion of the Offering proceeds. The Company believes that funds from operations, its expanded credit facilities and the net proceeds from the Offering will be sufficient to meet its anticipated working capital, capital expenditure and general corporate requirements on both a short-term basis (i.e., during the 12 months following the Offering) and a long-term basis (i.e., after such 12-month period).

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, Earnings Per Share ("SFAS 128"). SFAS 128 establishes new standards for computing and presenting earnings per share ("EPS"). Specifically, SFAS 128 replaces the currently required presentation of primary EPS with a presentation of basic EPS, requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. SFAS 128 is effective for financial statements issued for periods ending after December 15, 1997; earlier application is not permitted. Pro forma EPS computed under SFAS 128 would have been the same as reported in the Financial Statements included in this Prospectus and management believes the application of SFAS 128 will not have a material effect on LAI's future financial statements.

     In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, Accounting For Stock Based Compensation ("SFAS 123"). With respect to compensation costs related to stock options granted to employees and other forms of stock based compensation, SFAS 123 permits companies to continue using the intrinsic value based method of accounting promulgated by Accounting Principles Board Opinion No. 25, Accounting For Stock Issued to Employees ("APB 25"), or in the alternative to adopt the fair value based method of accounting promulgated by SFAS 123. Companies that do not elect the SFAS 123 method of accounting are required to provide pro forma disclosures as if the fair value based method had been applied. The Company has not elected the SFAS 123 method of accounting and will continue to use the APB 25 method to measure compensation. Accordingly, the Company will make pro forma disclosures as if the SFAS 123 method were adopted. Assuming the sale of the 2,000,000 shares of Common Stock offered hereby and the grant immediately after completion of the Offering of stock options to purchase 504,000 shares of Common Stock, as is currently intended, the Company anticipates that under the SFAS 123 method of measuring compensation the pro forma impact on earnings for fiscal 1998 will be a reduction of approximately $0.05 per share or less. See "Selected Financial Data" and "-- Pro Forma Results."

                                    BUSINESS

GENERAL

     LAI is one of the fastest growing executive search firms and is the fifth largest search firm in the United States, principally serving Fortune 500 and large private companies. LAI fulfills its clients' leadership needs by identifying, evaluating, assessing and recommending qualified candidates for senior level positions. The Company provides executive search services exclusively on a retained basis, and charges a fee typically equal to one-third of the first year cash compensation for the position being filled. The average first year cash compensation of positions for which LAI conducted searches in fiscal 1997 was approximately $226,000. LAI has developed a knowledge-based practice primarily organized around five business sectors: consumer, financial services, health care, industrial and technology. LAI's clients are among the most prominent companies in each of these sectors, and include PepsiCo, Grand Metropolitan, Lehman Brothers, Banc One, Bristol-Myers Squibb, Cooper Industries, General Electric, Compaq and Lucent Technologies. LAI also provides its clients with global search fulfillment capabilities as a member of Amrop International, an alliance of 34 independently owned executive search firms with 81 offices in 47 countries. LAI's fee revenue has grown from $16.4 million in fiscal 1993 to $46.4 million in fiscal 1997, representing a compound annual growth rate of approximately 30%. This growth rate compares favorably with the 21% average compound annual growth rate experienced by LAI's ten largest U.S. based competitors during the same period.

EXECUTIVE SEARCH INDUSTRY OVERVIEW

     Executive search firms are generally separated into two broad fee-based categories: retained search firms and contingency search firms. Retained search firms fulfill their clients' senior leadership needs by identifying, evaluating, assessing and recommending qualified candidates for senior level positions, typically with cash compensation of $100,000 and above. Contingency search firms, on the other hand, focus primarily on mid-level positions with cash compensation of less than $150,000. Both types of firms normally are paid a fee for their services equal to approximately one-third of the guaranteed first year cash compensation for the position being filled.

     Retained search firms currently serve the majority of the Fortune 500 as well as numerous other organizations, including government agencies, professional organizations and fast-growing entrepreneurial companies. Retained firms generally are compensated for an assignment whether or not they are successful in placing a recommended candidate. Contingency search firms also serve large corporations; however, their primary focus is on small and medium sized companies. Unlike retained search firms, contingency search firms are not compensated for an assignment unless they successfully complete a search and place a recommended candidate.

     According to Kennedy Information, a leading industry publication, revenue in the executive search industry historically has been divided almost evenly between retained and contingency search firms; however, retained search firms are estimated to employ only one-third of the consultants in the industry. Thus, the average fee revenue per consultant for retained firms is substantially higher than for contingency firms. Moreover, the predictable revenue stream associated with a retained search enables a retained firm, such as LAI, to devote more personnel and greater resources to an assignment than a contingency search firm whose revenue is not assured. LAI believes this difference in payment structure enables retained search firms to provide clients with more value-added consulting services than contingency search firms.

     The executive search industry has experienced consistent growth over the past 20 years. Revenue for the North American executive search industry has grown at an 11% compound annual growth rate from approximately $1.6 billion in 1985 to approximately $4.4 billion in 1995. Kennedy Information expects industry growth to continue at an 11% annual rate, with revenue projected to reach $7.4 billion by the year 2000.

                                     Chart

     The executive search industry is highly fragmented, consisting of approximately 3,470 U.S. based firms, of which approximately 1,320 are retained and approximately 2,150 are contingency search firms. In 1995, approximately 90% of these firms employed fewer than ten consultants and generated average revenue of approximately $1 million each. The top ten U.S. based search firms, all of which operate on a retained basis, accounted for approximately 11% of total industry revenue in 1995. However, Kennedy Information predicts that these top ten firms will increase their market share at an accelerating rate as they continue to offer clients increased geographic reach, broader industry coverage, greater industry expertise and more sophisticated technology and research support.

     LAI believes that a number of favorable trends have caused and will continue to cause the executive search industry to experience significant growth. These trends include:

     Greater Demand for Managers with Broad Leadership Capabilities. Many companies are facing a rapidly changing business environment due to an increase in domestic and international competition, an increase in deregulation and a more widespread use of technology. The need to respond to this dynamic environment and remain competitive has caused many companies to set higher standards for their senior level executives. As these standards become more stringent, more companies are looking outside their organizations to fill positions traditionally reserved for internal candidates. The process of identifying and evaluating executives is becoming increasingly difficult and, as a result, a growing number of companies are relying on executive search firms to solve their senior management and leadership needs.

     Rapid Growth in Outsourcing. Many companies are outsourcing non-core activities to reduce costs and increase efficiencies. These organizations often engage independent, third party specialists to provide many non-revenue generating functions that were previously performed in-house. Among the functions most commonly outsourced are those traditionally performed by in-house human resource departments, including executive recruitment and hiring.

     Increase in Executive Turnover. In the past, it was common for executives to spend an entire career with one or two organizations. However, in today's rapidly changing business environment, executives often spend their career with a number of different organizations in various geographic locations. Executive turnover has been particularly high in such growth industries as health care and technology. This increase in executive turnover has intensified the competition for highly qualified executives and forced many companies to recruit executives on a more frequent basis.

     Increase in Executive Compensation. Compensation levels for executives have increased considerably over the past several decades. According to a study published in 1997 by William M. Mercer, Incorporated, the average annual cash compensation for chief financial, chief executive and chief operating officers grew at compound annual growth rates of 5.7%, 4.2% and 3.1%, respectively, between 1992 and 1996. This increase in executive compensation, among other factors, has caused many companies to be more rigorous in their hiring practices, often retaining an executive search firm to assist in the identification and evaluation of qualified candidates. In addition, because fees for executive search firms are based on the compensation levels for positions they help fill, higher executive compensation has translated into higher executive search fees.

BUSINESS STRATEGY

     LAI's objective is to be an internationally recognized leader in providing comprehensive consulting services aimed specifically at solving its clients' leadership needs. The key elements of LAI's business strategy include:

     Attract, Motivate and Retain High Quality Search Consultants. LAI has been successful in attracting, motivating and retaining highly productive executive search consultants as a result of its premium reputation and its performance-based consultant compensation, which the Company believes is among the highest in the industry as a percentage of fee revenue generated. LAI has attracted and continues to employ a number of consultants who previously held senior level positions with the Company's four larger competitors. LAI believes its status as a public company will provide a further competitive advantage in attracting and retaining highly qualified consultants in the future. The Company also believes that broadly held equity ownership by its consultants fosters a team-oriented working environment. Additionally, the Company believes that, following the Offering, ownership of Common Stock and its recently adopted stock and incentive plan will align the interests of its consultants with those of the purchasers of Common Stock in the Offering.

     Build on Knowledge-Based Practice Groups. LAI believes that knowledge of its clients and the industries in which they operate are among the most significant competitive factors in obtaining and completing search assignments. Accordingly, LAI has developed knowledge-based practice groups primarily organized around five business sectors: consumer, financial services, health care, industrial and technology. Each practice group is coordinated under the direction of a Practice Leader who establishes the marketing and search strategies for that practice group. LAI intends to continue to build its practice groups by hiring consultants with substantial experience and significant client relationships in targeted business sectors and by strengthening the Company's presence in other select practice groups, such as board of directors and energy.

     Capitalize on Research and Technology. LAI augments its knowledge-based practice groups by investing in and capitalizing on its expertise in research and technology. LAI's 62 associates, researchers and IT professionals provide timely industry, company and compensation information to consultants using numerous information sources. LAI also maintains a proprietary relational database of more than 69,000 executive candidates. As an integral part of the executive search process, consultants query this database on a variety of attributes, including demographic information, work experience, compensation and personal interview results. Support functions are coordinated from LAI's Tampa, Florida office, which the Company believes was the first U.S. based executive search office to achieve ISO 9002 certification. LAI believes that its technological capabilities and knowledge-based practice groups enable it to provide a superior research product and, ultimately, deliver higher quality search results to its clients.

     Reduce Cycle Times. LAI believes that the ability to reduce the time required to perform a search ("cycle time") will be a key differentiating factor among executive search firms in the future. In an effort to reduce its average cycle time, LAI is investing substantial resources in research support and to upgrade its technology and is refining its knowledge-based practice groups and individual client approach. Reduced cycle times would enable LAI's consultants to complete more assignments in a given period of time, resulting in the opportunity to both increase fee revenue per consultant and enhance the profitability of the Company.

     Leverage Global Capabilities. LAI provides its clients with global search fulfillment capabilities through its membership in Amrop International. Amrop International is an international alliance of 34 independently owned executive search firms with 81 offices in 47 countries. LAI executes domestic search assignments referred to it by other Amrop members and refers to other Amrop members international search assignments for its U.S. based clients. LAI believes that its ability to provide international search services is an important factor in attracting multinational clients, and intends to strengthen these capabilities in the future. LAI conducts business under the name "Lamalie Amrop International."

GROWTH STRATEGY

     LAI has competed successfully in the executive search industry and has capitalized on the growing demand for executive search services. LAI's fee revenue has increased at a compound annual growth rate of approximately 30% since fiscal 1993 and 32% over the latest fiscal year. These growth rates have been achieved by increasing the number of consultants at existing offices, improving fee revenue per consultant and opening new offices. In the future, LAI intends to augment its growth through strategic acquisitions. LAI intends to extend the reach, breadth and penetration of its services both domestically and internationally. The key elements of LAI's growth strategy include:

     Strengthen Existing and Develop New Client Relationships. LAI intends to increase fee revenue by obtaining additional search engagements from existing clients and by developing relationships with new clients. LAI focuses on accounts from which it obtains, or believes it can obtain, a significant number of search assignments ("focused accounts"). LAI invests significant resources in its focused accounts to better understand their business strategies and culture and eventually position the Company as a consulting partner to those clients. Accordingly, LAI emphasizes long-term relationships with its clients, rather than one-time projects or assignments. In fiscal 1997, approximately 60% of LAI's fee revenue was generated from clients to which LAI had provided services in fiscal 1995 or fiscal 1996.

     To further the development of existing accounts, consultants spend substantial time marketing LAI's services to carefully selected prospective clients within their practice groups. Increasingly, search assignments are awarded after a small number of search firms are invited to make presentations to a prospective client's senior management or Board of Directors. In fiscal 1997, LAI obtained search engagements from a majority of the presentations in which it participated. The Company attributes its success to its knowledge-based practice groups as well as the name recognition LAI has developed in recent years.

     Expand Existing and Selectively Open New Offices. LAI has and intends to continue adding experienced, highly qualified executive search consultants to its practice. The Managing Partner of each office is responsible for recruiting new consultants to LAI, and a significant factor in determining the Managing Partner's compensation is the success of these efforts. Over the past fiscal year, LAI added a net total of eight consultants to new and existing offices and, as of June 30, 1997, employed a total of 63 consultants. LAI also continually evaluates the desirability of opening new offices. In fiscal 1997, the Company opened offices in Boston, Massachusetts and Stamford, Connecticut, and the Company presently is evaluating the desirability of opening an office on the West Coast to further strengthen its technology practice.

     Pursue Strategic Acquisitions. Although strategic acquisitions historically have not been an important element of LAI's growth strategy, the Company intends to expand its client base, industry coverage and geographic reach through selective acquisitions. The executive search industry is highly fragmented, consisting of approximately 3,470 U.S. based firms, of which approximately 1,320 are retained search firms. LAI believes that many smaller search firms lack the financial and managerial resources to compete effectively against the largest executive search firms, thereby creating a significant opportunity for potential acquisitions. Following completion of the Offering, LAI expects to be in a strong position to consider future acquisitions. LAI is not currently engaged in substantive discussions regarding any potential acquisitions.

SERVICES

     LAI provides executive search services exclusively on a retained search basis for Fortune 500 and large private companies. The Company typically performs executive search services for its clients' senior leadership positions ranging from brand manager or director of finance to chief operating officer or chief executive officer. The average first year cash compensation of positions for which LAI conducted searches in fiscal 1997 was approximately $226,000.

     LAI serves its clients in a consultative capacity, developing a thorough understanding of the client's organizational structure, history, culture and strategic objectives. In fulfilling each search assignment, LAI (i) assesses the client's existing management capabilities, corporate culture and business strategies, (ii) evaluates the client's industry position and major competition,
(iii) develops and refines the relevant business experience, skill set and personal characteristics that a qualified candidate should possess, (iv) identifies, contacts and interviews candidates, (v) submits detailed personnel reports and recommendations to the client regarding the candidates most qualified for the position to be filled, (vi) advises the client regarding the appropriate compensation package to be offered to its chosen candidate and (vii) monitors the quality of its search procedures with client surveys and other client feedback mechanisms.

     The Company uses a team-oriented approach in providing high quality executive search services on a consistent basis, rather than relying on the reputation of a few key consultants. Upon commencement of an assignment, LAI works with its client to develop both detailed candidate and job specifications and a specific search strategy focusing on the industries and companies expected to produce the most appropriate candidates. Consultants and certain support staff assigned to the search then contact and conduct extensive telephone interviews of potential candidates, distribute job specifications and client promotional materials, and conduct personal interviews with and perform preliminary reference checks of those candidates who appear to have the desired qualifications for and level of interest in the position. Most candidates are already successfully employed and not currently looking to change jobs, so the initial contact must be conducted discreetly.

     Following this process, the search team submits to the client a confidential personnel report on each candidate that LAI believes merits serious consideration by the client. Each report contains a detailed business history of the candidate, results of LAI's preliminary reference checks, and LAI's evaluation of the business experience, qualifications, personal characteristics and suitability of the candidate. LAI then assists in the introduction of selected candidates to the client and the administration of the interview process. When the final selection is made, LAI facilitates the negotiation of employment terms and the transition by the candidate to the employ of the client. In recognition of the quality of its search process, LAI's Tampa, Florida office achieved ISO 9002 certification.

     LAI provides its clients with global search fulfillment capabilities as a member of Amrop International, an alliance of 34 independently owned executive search firms with 81 offices in 47 countries. LAI joined Amrop in 1990 and believes that the ability to provide international search services is an important factor in attracting multinational clients. LAI executes domestic search assignments referred to LAI by other Amrop members, and refers to other Amrop members international search assignments for its U.S. based clients. In each case, the referring member receives a portion of the search fee as compensation for the referral. In conducting search assignments, all Amrop members are required to adhere to certain general practices and procedures which are generally consistent with LAI's methods of conducting business. Amrop's membership agreement provides that only one executive search firm in any one country may be an Amrop member, and LAI is the sole Amrop member from the United States. In calendar year 1996, LAI was the largest member of Amrop in terms of fee revenue.

MARKETING AND CLIENTS

     General. The Company's marketing strategy includes three primary components: capitalize on its knowledge-based practice groups and long-term client relationships; penetrate its markets through its regional office structure; and promote the LAI brand. In its marketing efforts, the Company emphasizes its knowledge-based practice groups and industry expertise, which enable LAI to provide a superior research product and, ultimately, deliver higher quality search results to its clients.

     Knowledge-Based Practice Groups. LAI has developed knowledge-based practice groups primarily organized around five business sectors. Each practice group is coordinated by a group Practice Leader who is responsible for developing new business and maintaining a high standard of service in their area of expertise. To achieve these objectives, a Practice Leader (i) establishes the marketing and search strategies for the particular practice group, (ii) identifies focused accounts and targets clients within the practice group's business sector and (iii) facilitates and assists the marketing activities of other consultants in the practice group. Each Practice Leader has substantial industry expertise, frequently having held one or more executive positions in the group's business sector prior to becoming a search consultant. Additionally, LAI's Practice Leaders have an average of 15 years of experience in the executive search industry.

     The following table sets forth certain information regarding LAI's practice groups. The clients listed in this table include (i) clients that are either the largest or among the largest clients in the indicated practice group, based on the Company's fiscal 1997 fee revenue received from such clients, (ii) companies that have been clients for several years or more and (iii) clients with whom the Company anticipates having a significant relationship in the future.




                        % OF FISCAL
                         1997 FEE
    PRACTICE GROUP        REVENUE               PRACTICE SUB-GROUPS                  SELECTED CLIENTS
  Financial Services       24.9%        Commercial Banking, Investment         Banc One, Lehman Brothers,
                                        Banking, Investment Management and     Prudential
                                        Real Estate
  Technology               18.6%        Communications, Hardware/Software,     Compaq, GTE, Lucent
                                        Information Systems and Professional   Technologies
                                        Services
  Health Care              16.5%        Managed Care, Medical                  Baystate Health Systems,
                                        Devices/Diagnostics, Medical           Bristol-Myers Squibb,
                                        Information, Pharmaceutical/Life       Mallinckrodt Group
                                        Sciences and Physicians
  Industrial               15.4%        Automotive, Capital Equipment,         BF Goodrich, Cooper
                                        Chemical and Process Industries,       Industries,
                                        Forest Products and Oil and Gas        General Electric
  Consumer                 12.3%        Durables, Food Service, Hospitality,   Grand Metropolitan, Kohler,
                                        Packaged Goods and Retail              PepsiCo
  Other                    12.3%        Board of Directors and Energy          Enron, Entergy

     The Company's practice groups enable its consultants to better understand their clients' business strategies and industries and eventually position LAI as a consulting partner to those clients. LAI emphasizes long-term relationships with clients, rather than one-time projects or assignments. In fiscal 1997, approximately 60% of LAI's fee revenue was generated from clients to which search services had been provided in fiscal 1995 or 1996. Each of LAI's 30 largest clients, based on LAI's fiscal 1997 fee revenue, had been a client for an average of eight years as of February 28, 1997.

     Regional Offices. To complement its knowledge-based practice groups, the Company has established its nine regional offices in cities that are key business centers for its targeted business sectors. Each office is run by a Managing Partner who has complete fiscal responsibility for that office. The Managing Partner's principal responsibilities include overseeing day-to-day operational and administrative matters at the regional office level, providing assistance to consultants in that office, assuring quality control in business development and search execution, hiring and supervising office personnel, and serving on an internal operations committee. While compensation for other consultants is based primarily on individual performance, compensation for Managing Partners is based largely on the profitability of their respective regional offices, as well as on their ability to successfully recruit highly qualified consultants to LAI. Since consultants have greater opportunities to develop relationships with clients and prospective clients in close geographic proximity, they normally focus on, but do not limit their efforts to, clients in the region served by their particular office. Over time, consultants seek to establish deep roots in the community and develop strong links with local business, government and cultural leaders. LAI's regional offices are located in Atlanta, Boston, Chicago, Cleveland, Dallas, Houston, New York, Stamford and Tampa.

     LAI Brand. A major part of LAI's recent marketing efforts has been to develop an enhanced awareness of the LAI name. As a result of its efforts, LAI is more frequently being invited to make presentations to prospective clients, often competing for search engagements with major competitors in the industry. In fiscal 1997, LAI succeeded in obtaining search engagements from a majority of the presentations in which it participated. LAI believes that the Offering will further enhance the name recognition of the Company.

     Blocking Arrangements. Either by agreement with clients or for marketing or client relations purposes, executive search firms frequently refrain from recruiting employees of a client, and possibly other entities affiliated with that client, for a specified period of time (a "blocking" arrangement). See "Risk Factors -- Restrictions Imposed by Blocking Arrangements." As LAI's client base grows, particularly in its targeted business sectors, blocking arrangements may increasingly impede LAI's growth or its ability to attract and serve new clients. However, LAI actively manages its blocking arrangements and seeks to mitigate any adverse effects of blocking by strengthening its long-term relationships with focused accounts and by resisting requests for blocking arrangements with clients who do not engage LAI for multiple assignments. Additionally, in recent years market conditions and industry practices have resulted in blocking arrangements that are becoming narrower in scope and shorter in duration.

RESEARCH AND TECHNOLOGY

     LAI's knowledge-based practice requires extensive use of research and technology. Search consultants must understand a client's industry, competitors and business strategies and be able to readily identify the universe of available executive candidates. LAI's 62 associates, researchers and IT professionals support the Company's consultants by, among other things, gathering and analyzing information obtained from numerous electronic databases, trade journals and directories, the Internet and other sources. LAI also maintains a proprietary relational database of more than 69,000 executive candidates. As an integral part of the executive search process, consultants query this database on a variety of attributes, including demographic information, work experience, compensation and personal interview results. LAI believes that its technological capabilities and practice group specialization have created an expertise which enable it to deliver a superior research product and, ultimately, higher quality search results. LAI has initiated a program to upgrade its proprietary database and other information sources, which should enable LAI to retrieve relevant information more efficiently.

     The Company's support functions, including its research department, are coordinated from its Tampa, Florida office. In the search process, the principal function of LAI's research department is to support the Company's consultants by developing and providing information on the industries and companies expected to produce the most qualified candidates. LAI's research professionals also support the Company's business development activities by providing target lists, data on past LAI searches and information on companies and executives in target industries. LAI's researchers typically have had professional research or library training and experience prior to joining LAI, and many have undergraduate and graduate degrees in such fields as library science. Unlike many of its competitors, LAI researchers do not work exclusively for particular executive search consultants. LAI believes this approach facilitates the development of broad expertise by research personnel, promotes a consistent culture across the firm, and standardizes communication, cooperation and training.

PROFESSIONAL STAFF AND EMPLOYEES

     At June 30, 1997, LAI had 230 full time employees, of which 63 were executive search consultants, 62 were associates, researchers or IT professionals and 105 were administrative and support staff. LAI has never been a party to any collective bargaining agreement and considers relations with its employees to be good.

     LAI's search professionals are categorized either as consultants, consisting of partners and principals, or as associates. Associates are junior search professionals who generally do not handle search consulting assignments, but assist partners and principals by performing research and other functions. After several years of experience and satisfactory performance, an associate will be considered for promotion to the position of principal. If a principal continues to develop and generate revenue, the principal will be offered the opportunity to advance to the position of partner. Promotions depend on a variety of factors, including productivity and business development. As a matter of corporate philosophy, LAI strives to hire as associates only those individuals it believes have the potential to become productive consultants.

     LAI's consultants have been employed by the Company for an average of approximately four years. Over the past five years, LAI has experienced annual turnover among its consultants of approximately 6.6%. At June 30, 1997, there were 53 partners, 10 principals and 20 associates. Most of LAI's consultants had experience in the executive search business prior to joining LAI, and many previously held senior level positions with the Company's four larger competitors. LAI's consultants have, on average, approximately 12 years of experience in the executive search industry.

     LAI has been able to attract and retain some of the most productive executive search consultants in the industry as a result of its premium reputation and its performance-based consultant compensation. The Company believes the salaries, commissions, bonuses and profit sharing it pays to its consultants are among the industry's highest as a percentage of fee revenue generated. Cash compensation arrangements for LAI's consultants are primarily performance-based, providing relatively low base salaries but the potential to earn substantial bonuses based on generating fee revenue. In contemplation of the Offering and with the approval of its existing stockholders, the Company revised its compensation plan for consultants effective March 1, 1997, the first day of the Company's current fiscal year, to reduce annual cash compensation. The Company's associate compensation plan, which was not revised, provides for the payment to associates of an annual salary and a discretionary cash bonus. The Company believes that equity ownership by its consultants fosters a team-oriented working environment and that its status as a public company will provide a further competitive advantage in attracting and retaining highly qualified consultants. The Company also believes that ownership of Common Stock and its recently adopted stock and incentive plan will align the interests of its consultants with the purchasers of Common Stock in the Offering. See "Risk Factors -- Dependence on Attracting and Retaining Qualified Executive Search Consultants" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview."

COMPETITION

     The executive search industry is highly competitive. It is estimated that there are approximately 3,470 executive search firms in the United States. There are relatively few barriers to entry and new competitors frequently enter the market. While LAI faces competition to some degree from all firms in the industry, the Company believes its most direct competition comes from other retained search firms. In particular, LAI competes with the largest U.S. based firms in the industry: Heidrick and Struggles, Inc., Korn/Ferry International, Russell Reynolds Associates, Inc. and SpencerStuart & Associates. To a lesser extent, LAI also faces competition from smaller boutique or specialty firms that may compete in certain regional or functional markets and from in-house human resource departments of clients and prospective clients. Some of LAI's competitors possess greater resources and name recognition than LAI. Each firm with which LAI competes is also a competitor in seeking to attract the most effective search consultants. In the Company's experience, the executive search business is more quality-sensitive than price-sensitive. As a result, LAI competes on the level of service it offers, reflected by its knowledge-based practice groups and individual client focus, and, ultimately, on the quality of its search results.

FACILITIES

     The Company leases all of its office locations. The aggregate square footage of office space under such leases is approximately 94,000. The leases for these offices call for future minimum lease payments of approximately $18 million and have terms which will expire between one and ten years (exclusive of renewal options exercisable by LAI). LAI believes that its facilities are adequate for its current needs and that it will not have difficulty leasing additional office space to satisfy anticipated future needs.

INSURANCE

     LAI maintains insurance in such amounts and with such coverages and deductibles as management believes are adequate. The principal risks that LAI insures against are professional liability, workers' compensation, personal injury, bodily injury, property damage and fidelity losses. There can be no assurance that the Company's insurance will adequately protect it from potential losses and liabilities. See "Risk Factors -- Employment Liability Risk."

LEGAL PROCEEDINGS

     From time to time the Company has been involved in litigation incidental to its business. LAI currently is not a party to any litigation the adverse resolution of which, in management's opinion, would be likely to have a material adverse effect on the Company's business, financial condition or results of operations.

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND CERTAIN KEY PERSONNEL

     The following table sets forth certain information regarding LAI's executive officers, the persons who will serve as Directors following completion of the Offering, and certain key personnel.

NAME                     AGE                                 POSITION
----                     ---                                 --------
Robert L. Pearson(1)...  58    President and Chief Executive Officer, Director
Jack P. Wissman........  45    Executive Vice President and Chief Administrative and Financial
                               Officer
John F. Johnson(1).....  55    Chairman of the Board of Directors
Joe D. Goodwin(2)......  51    Director, Managing Partner -- Atlanta, Tampa
Roderick C. Gow(3).....  49    Director, Managing Partner -- New York, Boston, Stamford
John S. Rothschild(3)..  44    Director, Managing Partner -- Chicago
Ray J. Groves(1).......  61    Director
Richard W. Pogue(3)....  69    Director
John C. Pope(2)........  48    Director
Mark P. Elliott........  51    Managing Partner -- Cleveland
Robert L. Golding......  42    Managing Partner -- Houston
Thomas M. Watkins III..  48    Managing Partner -- Dallas

---------------

(1) Term expires in fiscal 2000
(2) Term expires in fiscal 1998
(3) Term expires in fiscal 1999

     Robert L. Pearson joined the Company in 1984 and has served as President and Chief Executive Officer and a Director since 1995. Mr. Pearson served as Executive Director with Russell Reynolds Associates, Inc. from 1982 until 1984. He owned and was President of Pearson, Inc., an equipment manufacturing company, from 1971 until 1982; was Vice President, Corporate Finance, of R. J. Financial Corporation, a financial services holding company, from 1968 until 1970; and was most recently an engagement manager with McKinsey & Company, Inc. from 1964 until 1968. Mr. Pearson holds an M.S. in Industrial Management from Massachusetts Institute of Technology and a B.S.E.E. from Michigan State University.

     Jack P. Wissman joined the Company in 1981 and became Executive Vice President and Chief Administrative and Financial Officer in 1997. He previously served as Vice President and Chief Financial Officer of the Company. Mr. Wissman has served as a Director since 1987, and his current term will expire upon completion of the Offering. Prior to joining LAI, Mr. Wissman was a certified public accountant with Arthur Andersen & Co. from 1974 until 1981. He holds a B.S.B.A. in Accounting from Bowling Green State University.

     John F. Johnson joined the Company in 1976 and has served as Chairman of the Board of Directors since 1995. Mr. Johnson previously served as Executive Vice President and President and Chief Executive Officer of LAI, as well as Chairman of Amrop International. Mr. Johnson held various positions, including Manager of Organization and Manpower, with General Electric Company from 1967 until 1976; and Industrial Relations Analyst with Ford Motor Company from 1964 until 1967. Mr. Johnson holds an M.B.A. from Columbia University and a B.A. in Economics from Tufts University.

     Joe D. Goodwin joined the Company in 1991, has been Managing Partner of LAI's Atlanta and Tampa offices since 1992 and will become a Director upon completion of the Offering. Mr. Goodwin held various positions, including Partner and Managing Director, with SpencerStuart & Associates from 1982 until 1991. Mr. Goodwin also held various executive positions with McKinnis & Goodwin, an executive search firm, from 1979 until 1982; with Burger King Corporation from 1978 until 1979; and with Xerox Corporation from 1969 until 1978. Mr. Goodwin holds a B.S. in Commerce and Business Administration from the University of Alabama.

     Roderick C. Gow joined the Company and has served as Managing Partner of LAI's New York office since 1995 and will become a Director upon completion of the Offering. Mr. Gow also has operational responsibility for LAI's Boston and Stamford offices. Mr. Gow held various positions, including Managing Director, with Russell Reynolds Associates, Inc., an executive search firm, from 1983 until 1991 and then again from 1994 until 1995. Mr. Gow was Chief Executive Officer of GKR Group, an executive search firm based in the United Kingdom, from 1991 until 1994; was Vice President with Barclays Bank Plc from 1978 until 1983; and prior to that time served with the British Army. Mr. Gow holds an M.A. and a B.A. from Trinity College, Cambridge University.

     John S. Rothschild joined the Company and has served as Managing Partner of LAI's Chicago office since 1996 and will become a Director upon completion of the Offering. Mr. Rothschild held various positions, including Partner and Director, with Heidrick and Struggles, Inc., an executive search firm, from 1989 until 1996. Mr. Rothschild held positions, including National Director, Human Resources and Director, Human Resources Consulting Practice, with Grant Thornton from 1981 until 1989. He served in various executive positions with American Hospital Supply Corporation from 1978 until 1981; and with GATX Corporation from 1975 until 1978. Mr. Rothschild holds an M.S. in Industrial Relations from Loyola University and a B.A. in Political Science from Lake Forest College.

     Ray J. Groves will become a Director upon completion of the Offering. Mr. Groves served as Chairman and Chief Executive Officer of Ernst & Young, an international accounting and financial consulting firm, for 17 years prior to his retirement in 1994. Mr. Groves also serves as Chairman of Legg Mason Merchant Banking, Inc., and as a Director of Consolidated Natural Gas Company, Electronic Data Systems Corporation, Marsh & McLennan Companies, Inc. and RJR Nabisco, Inc.

     Richard W. Pogue has served as an advisor to LAI's Board of Directors since 1995 and will become a Director upon completion of the Offering. Mr. Pogue has served as Senior Advisor to Dix & Eaton, a public relations firm, since 1994. Mr. Pogue held various positions with the law firm of Jones, Day, Reavis & Pogue, from 1957 until retiring from his position as Senior Partner in 1994. Mr. Pogue also serves as a Director of Derlan Industries Ltd., Continental Airlines, Inc., OHM Corporation, M.A. Hanna Company, Redland PLC, Rotek Incorporated, KeyCorp and TRW Inc. Mr. Pogue holds a bachelor's degree from Cornell University and a law degree from the University of Michigan.

     John C. Pope has served as an advisor to LAI's Board of Directors since 1995 and will become a Director upon completion of the Offering. Mr. Pope held various positions, including President and Chief Operating Officer, of UAL Corporation, owner of United Airlines, from 1988 until his retirement in 1994. Prior to that time Mr. Pope spent 11 years with AMR Corporation in various financial capacities, including Chief Financial Officer. Mr. Pope also serves as Chairman of the Board of Directors of Motive Power Industries, Incorporated and as a Director of Federal Mogul Corporation, Medaphis Corporation and Wallace Computer Services, Inc. He holds a bachelor's degree from Yale University and an M.B.A. from Harvard Business School.

CERTAIN KEY PERSONNEL

     Mark P. Elliott joined the Company in 1993, has served as a Director since 1996 and recently became Managing Partner of the Company's Cleveland office. He also was a consultant with the Company from 1988 until 1992. Mr. Elliott was a Partner with Heidrick & Struggles, Inc., an executive search firm, from 1992 until 1993; Vice President of Executive Network Consultants, Inc. from 1985 until 1988; President of Performance Resources, Inc., a subsidiary of DDI, Inc., from 1983 until 1985; Vice President of Productivity Consulting for Maritz, Inc. from 1977 until 1983; and an executive with General Electric Company from 1969 until 1977. Mr. Elliott pursued graduate studies in Industrial Psychology at the University of Massachusetts and holds a B.S. in Business from The Ohio State University.

     Robert L. Golding joined the Company and has served as Managing Partner of LAI's Houston office since 1995. Mr. Golding was Vice President of R. W. Hebel Associates, an executive search firm, from 1989 until 1995. He was a Principal Consultant with McGill Investments from 1987 until 1989; President and Chief Executive Officer of Heritage National Bank, N.A. from 1986 until 1987; and held various asset management, investment and lending related executive positions with First Chicago Corporation and Texas Commerce

Bancshares, Inc. (and Chemical Bank as its successor) from 1976 until 1985. Mr. Golding holds an M.B.A. from Lake Forest School of Management and a B.S. in Finance from the University of Illinois.

     Thomas M. Watkins III joined the Company in 1987 and became Managing Partner of LAI's Dallas office in 1996. Mr. Watkins was with Heidrick and Struggles, Inc. from 1985 until 1987. He was Senior Vice President and Director of Human Resources of BancTexas Dallas and BancTexas Services, Inc. from 1982 until 1985; Director, Employment and Employee Relations, of Blue Cross/Blue Shield of Florida from 1980 until 1982; Senior Personnel Officer, Manager of Employment Section, of First Union Corporation from 1979 until 1980; Personnel Manager of Mallinckrodt Chemical Company from 1977 until 1979; Personnel Representative of Texas Instruments, Inc. from 1976 until 1977; and Personnel Manager of Gulf States Paper Corporation from 1973 until 1976. Mr. Watkins holds a B.B.A. from the University of Kentucky.

CURRENT DIRECTORS

     Messrs. Wissman and Elliott and the following individuals currently serve on LAI's Board of Directors with terms expiring upon completion of the Offering.

     Michael E. Brenner joined the Company in 1991 and has served as a Director since 1993. Mr. Brenner held various positions, including Partner and Chief Operating Officer, with Canny Bowen from 1986 until 1991; served as Senior Vice President for PA International from 1983 until 1986; owned and was President of Michael Brenner Associates, Inc., from 1973 until 1975 and from 1980 until 1983; held various positions with Ernst & Young, including Manager and Principal, from 1975 until 1980; served as Executive Vice President with Anthony Kane, Inc. from 1972 until 1973; was an Associate Professor of Management at New York University from 1969 until 1972; and held various positions with Bell Telephone Laboratories from 1962 until 1969. Mr. Brenner holds a Doctorate of Engineering from Johns Hopkins University and a B.S. in Industrial Management from Massachusetts Institute of Technology.

     Arthur J. Davidson joined the Company in 1993 and has served as a Director since 1995. Mr. Davidson held various positions, including Senior Director and Partner, with SpencerStuart & Associates, an executive search firm, from 1986 until 1993. He served in various capacities, including Vice President and Director of Human Resources, with Tenneco Automotive from 1979 until 1986; Director of Personnel for Seatrain Lines Inc. from 1977 until 1979; Director of Human Resources at White Motor Corporation from 1972 until 1977; Corporate Manager of Labor Relations at Midland Ross Corporation from 1970 until 1972; Supervisor of Salaried Employment, Terex Division, General Motors Corporation from 1966 until 1969; and Corporate Recruiter with Equitable Life Assurance Society from 1963 until 1966. Mr. Davidson holds a B.A. in Economics from Ohio Wesleyan University.

     David W. Gallagher joined the Company in 1993 and has served as a Director since 1995. Mr. Gallagher was a Managing Director of GKR Americas from 1990 until 1993; Vice President, National Chains, with Coca-Cola U.S.A. from 1986 until 1990; an executive with Pepsi-Cola Company from 1975 until 1986; Merchandising Manager with Glenbrook Laboratories from 1973 until 1975; and an Account Executive with Westvaco Corporation from 1970 until 1973. Mr. Gallagher served in the U.S. Army from 1967 until 1970. He holds a B.S. in Business Administration from the University of Charleston.

     Harold E. Johnson joined the Company in 1996 and became a Director in 1997. Mr. Johnson was a Managing Director with Norman Broadbent International, an executive search firm, from 1992 until 1996; a Senior Officer with Korn/Ferry International, an executive search firm, from 1988 until 1992; and Senior Vice President, Human Resources and Corporate Administration with The Travelers Companies from 1985 until 1988. Prior to 1985 Mr. Johnson held various executive positions with American Can Company, Kennecott Copper Corporation, INA Corporation (now CIGNA) and Federated Department Stores. Mr. Johnson holds a B.S. in Business Administration from the University of Nebraska.

BOARD OF DIRECTORS

     Upon completion of the Offering, LAI will have eight Directors and will seek to appoint a ninth Director. LAI's Board of Directors is divided into three classes serving staggered terms of three years each, with one-third of LAI's Board of Directors being elected each year.

COMMITTEES OF THE BOARD OF DIRECTORS

     LAI's Board of Directors has established the following standing committees effective upon completion of the Offering:

     Audit Committee. The Audit Committee is responsible for reviewing with management the financial controls, accounting and audit and reporting activities of the Company. The Audit Committee reviews the qualifications of the Company's independent auditors, makes recommendations to the Board of Directors regarding the selection and engagement of independent auditors, reviews the scope, fees and results of any audit, reviews non-audit services provided by and related fees of the independent auditors, and reviews LAI's general policies and procedures with respect to audits and accounting and financial controls. The Audit Committee will consist of at least two Directors who are not employees of LAI ("Non-Employee Directors"). Upon completion of the Offering, the members of the Audit Committee will be Messrs. Groves, Pogue and Pope.

     Compensation Committee. The Compensation Committee is responsible for establishing compensation policies and administering all salary, bonus and incentive compensation plans for LAI's officers and key employees. The Compensation Committee also administers LAI's Omnibus Plan. The Compensation Committee will consist of at least two Non-Employee Directors. Upon completion of the Offering, the members of the Compensation Committee will be Messrs. Groves, Pogue and Pope.

     Nominating and Corporate Governance Committee. This Committee is responsible for, among other things, recommending to the Board of Directors management's nominees for election to the Board of Directors. It is presently intended that this Committee always include at least two Directors who also are employees of LAI. Upon completion of the Offering, the members of the Nominating and Corporate Governance Committee will be Messrs. John F. Johnson, Pearson, Pogue and Pope.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Board of Directors has established a Compensation Committee effective upon completion of the Offering. The Board of Directors has not previously had a Compensation Committee and the functions of the Compensation Committee historically have been performed by the Board of Directors. See "-- Committees of the Board of Directors -- Compensation Committee."

DIRECTOR COMPENSATION

     Non-Employee Directors will receive $1,000 for each meeting of the Board of Directors attended and $1,000 for each meeting of a committee of the Board of Directors attended. Non-Employee Directors who serve as Chairman of a committee of the Board of Directors will receive an additional $500 for each meeting chaired. In addition, Non-Employee Directors will receive an annual retainer fee of $12,000, to be paid quarterly. Non-Employee Directors may make an annual election to defer receipt of all or a portion of the retainer and meeting fees and to have such deferral credited in the form of either cash or stock appreciation rights in accordance with LAI's Directors' Deferral Plan (the "Directors' Deferral Plan"). Directors who opt for the stock appreciation right alternative will receive a 25% premium in stock appreciation rights. Fees deferred under the cash deferral alternative will earn interest as determined under the Directors' Deferral Plan. Directors also are reimbursed for reasonable travel expenses to and from meetings of the Board of Directors and committees. Directors who are employees of the Company will not receive compensation for serving as Directors.

     The Company will grant to each Non-Employee Director, upon initial appointment to the Board of Directors, a stock option to purchase 5,000 shares of Common Stock pursuant to LAI's Non-Employee Directors' Stock Plan (the "Directors' Stock Plan"). Messrs. Groves, Pogue and Pope will become members of the Board of Directors immediately after completion of the Offering and accordingly at that time will be granted stock options to acquire an aggregate of 15,000 shares of Common Stock. In addition, as of the date of each annual meeting of the Company's stockholders, the Company will grant to each Non-Employee Director who is then reelected or who is continuing as a member of the Board of Directors a stock option to purchase 5,000 shares of Common Stock. The exercise price of each stock option will be equal to the market price of Common Stock on the date the stock option is granted, except that the exercise price for the stock options to be granted under the Directors' Stock Plan immediately after completion of the Offering will be equal to the initial public offering price. Stock options issued under the Directors' Stock Plan generally will vest fully on the first anniversary of the date of grant and expire after five years. An aggregate of 80,000 shares of Common Stock are reserved for issuance under the Directors' Stock Plan.

EXECUTIVE COMPENSATION

     The following table sets forth certain information concerning compensation earned by the Company's two executive officers for services rendered to LAI during fiscal 1997. There were no stock options granted, exercised or outstanding at any time during fiscal 1997.

                           SUMMARY COMPENSATION TABLE

                                                            ANNUAL COMPENSATION
                                            ----------------------------------------------------
                                                                  OTHER ANNUAL      ALL OTHER
NAME AND PRINCIPAL POSITION                  SALARY    BONUS(1)   COMPENSATION   COMPENSATION(2)
---------------------------                 --------   --------   ------------   ---------------
Robert L. Pearson,........................  $250,000   $902,238      $8,465          $22,500
  President and Chief Executive Officer
Jack P. Wissman,..........................   130,000    279,102       4,419           22,500
  Executive Vice President and
  Chief Administrative and Financial
  Officer

---------------

(1) Consists of performance-based bonuses based upon individual achievement and LAI's financial performance for fiscal 1997.
(2) Consists of contributions made by LAI to its Profit Sharing Plan. See
    "-- Incentive and Benefit Plans."

INCENTIVE AND BENEFIT PLANS

     1997 Omnibus Stock and Incentive Plan. LAI has adopted the 1997 Omnibus Stock and Incentive Plan (the "Omnibus Plan") that will become effective upon the completion of the Offering. Under the Omnibus Plan, incentive stock options, nonqualified stock options, stock appreciation rights, performance units, performance shares, restricted stock, restricted stock units and stock not subject to restrictions may be granted from time to time to reward employees for outstanding performance; however, it is anticipated that such incentives will not be routinely granted as part of annual consultant compensation, which continues to be predominantly cash-based. The exercise price of stock options granted will be determined by the Committee administering the Omnibus Plan, which price may be less than the fair market value of the shares of Common Stock on the dates the stock options are granted. Generally, incentive stock options, nonqualified stock options, restricted stock and restricted stock units will vest each year beginning on the first anniversary of the date of grant at 25% per year and will expire after 10 years. The Committee may condition awards upon satisfaction of performance targets. An aggregate of 950,000 shares of Common Stock are reserved for issuance under the Omnibus Plan. The Compensation Committee will administer the Omnibus Plan and make the determination as to the grant of awards thereunder.

     Immediately after completion of the Offering, the Board of Directors intends to grant under the Omnibus Plan stock options to acquire 421,500 shares of Common Stock at an exercise price equal to the initial public offering price per share and 67,500 shares of Common Stock at an exercise price equal to $7.50 per share. The stock options with an exercise price below the initial public offering price will be granted to certain consultants recently hired as or promoted to partners who, if the Offering had not then been under contemplation, would have received shares of Common Stock at the time they were hired or promoted. The Board of Directors intends to grant such options at a lower exercise price in recognition of the delayed grants resulting from the Offering.

     Profit Sharing Plan. LAI maintains a profit sharing plan (the "Profit Sharing Plan"), a defined contribution plan established pursuant to and under
Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"). Each year, the Board of Directors determines the amount that LAI will contribute to the Profit Sharing Plan for that plan year; contributions by participants (other than amounts transferred by participants from other retirement plans) are not permitted. Contributions are allocated to participants' accounts in proportion to the participants' total compensation, subject to limitations thereon imposed by the Code. Participants may elect among several investment vehicles selected by the plan administrator as to how their accounts under the Profit Sharing Plan will be invested. Participants vest in their accounts at the rate of 25% per year after completion of one year of service. In connection with the Offering and from time to time thereafter, participants will be entitled to direct the trustees of the Profit Sharing Plan to invest a portion of their Profit Sharing Plan account balances in Common Stock. See "Underwriting."

     Deferred Compensation Plan. LAI maintains a deferred compensation plan (the "Deferred Compensation Plan") for its executive employees. The Board of Directors or a Committee appointed by the Board is authorized to determine who shall be eligible to participate in the Deferred Compensation Plan, although historically all consultants have been eligible to participate. Each year, eligible participants may elect to defer under the Deferred Compensation Plan a specified amount or percentage of their compensation for payment at a specified future date or upon termination of employment with or retirement from LAI, as directed by each participant. The Company pays interest on amounts deferred under the Deferred Compensation Plan at a rate, currently 9% per annum, established each year by the Board of Directors in its discretion. Participants are fully vested in their accounts. LAI does not match employee contributions to the Deferred Compensation Plan. See Note 7 to the Financial Statements.

     1997 Employee Stock Purchase Plan. The Company has adopted its 1997 Employee Stock Purchase Plan (the "ESPP") that will become effective upon the completion of the Offering. Under the ESPP, which is intended to qualify under the provisions of Section 423 of the Code, eligible employees will be given the right to purchase shares of Common Stock generally two times a year. The per share purchase price under the ESPP will be 85% of the market price of the Common Stock immediately prior to the first day of each exercise period or, during the first exercise period, 85% of the lesser of the market price immediately prior to the first day of such exercise period or the market price at the close of such period. During each exercise period, an eligible employee will be entitled to purchase up to that number of shares of Common Stock the aggregate purchase price of which under the ESPP does not exceed 3% of the employee's annual compensation. An aggregate of 200,000 shares of Common Stock have been reserved for issuance under the ESPP. Shares issued under the ESPP may be newly issued shares or shares purchased by the Company in the open market.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information concerning the beneficial ownership of the Common Stock as of the date of this Prospectus and as adjusted to reflect the sale of shares offered hereby by (i) each person known by LAI to own beneficially more than 5% of the outstanding Common Stock,
(ii) each person who will be a Director of LAI upon completion of the Offering,
(iii) each named executive officer and (iv) all officers and such persons who will become Directors as a group. Each person named below has an address in care of LAI's headquarters in New York, NY.

                                                                 BENEFICIAL OWNERSHIP(1)(2)
                                                             ----------------------------------
                                                                              PERCENTAGE
                                                                       ------------------------
                                                                       PRIOR TO THE   AFTER THE
NAME                                                         SHARES      OFFERING     OFFERING
----                                                         -------   ------------   ---------
Robert L. Pearson(3).......................................  200,000        6.6%         4.0%
Jack P. Wissman(3).........................................  115,000        3.8          2.3
John F. Johnson(3).........................................  200,000        6.6          4.0
Joe D. Goodwin(3)..........................................  120,000        4.0          2.4
Roderick C. Gow(3).........................................  100,000        3.3          2.0
John S. Rothschild.........................................  100,000        3.3          2.0
Ray J. Groves(4)...........................................       --         --           --
Richard W. Pogue(4)........................................       --         --           --
John C. Pope(4)............................................       --         --           --
David W. Palmlund III(3)...................................  180,000        6.0          3.6
All executive officers and persons to be Directors as a
  group (9 persons)........................................  835,000       27.6         16.7

---------------

(1) Beneficial ownership of shares, as determined in accordance with applicable Securities and Exchange Commission rules, includes shares as to which a person has or shares sole voting power and/or investment power. Except as otherwise indicated, all shares are held of record with sole voting and investment power.
(2) Excludes shares that may be purchased in the Offering. See "Underwriting."
(3) Excludes 15,000, 5,000, 15,000, 10,000, 10,000 and 5,000 shares of Common
    Stock issuable to Messrs. Pearson, Wissman, Johnson, Goodwin, Gow and Palmlund, respectively, on the exercise of stock options, which will be granted immediately after completion of the Offering under the Omnibus Plan, at an exercise price equal to the initial public offering price.
(4) Excludes 5,000 shares of Common Stock issuable to each of Messrs. Groves, Pogue and Pope on the exercise of stock options which will be granted immediately after completion of the Offering under the Directors' Stock Plan, at an exercise price equal to the initial public offering price.

                              CERTAIN TRANSACTIONS

     The Company issues and sells Common Stock from time to time to newly hired or promoted partners, who sign subscription agreements evidencing the consideration therefor. Consideration for such shares must be paid to the Company within one year and may be paid with the proceeds of installment loans partners may obtain under a bank credit facility maintained by the Company (the "Facility"). Each loan under the Facility is secured by a pledge of a portion of the Common Stock purchased and is guaranteed by the Company. Arthur J. Davidson, Roderick C. Gow, Joe D. Goodwin and Harold E. Johnson have obtained loans under the Facility in aggregate principal amounts of approximately $90,000, $146,000, $148,000 and $76,000, respectively. As of February 28, 1997, amounts outstanding under such loans were approximately $75,000, $125,000, $80,000 and $67,000, respectively. Messrs. Davidson and Johnson are current Directors whose terms will expire upon completion of the Offering and Messrs. Gow and Goodwin will become Directors upon completion of the Offering. The Company expects to obtain a release of its guarantee under the Facility effective upon completion of the Offering.

     During fiscal 1997, the Company issued and sold 100,000 and 50,000 shares of Common Stock to John S. Rothschild and Harold E. Johnson, respectively, for aggregate consideration of approximately $154,000 and $76,000, respectively. Mr. Rothschild will become a Director upon completion of the Offering. Mr. Johnson executed a subscription agreement for his shares and in fiscal 1997 paid the amount due thereunder with the proceeds of a loan he obtained under the Facility.

     See "Description of Capital Stock -- Indemnification and Limitation of Liability for Directors and Officers" for information regarding indemnification agreements which LAI intends to enter into with its directors and certain officers.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     LAI reincorporated from Delaware to Florida on June 3, 1997 and, upon completion of the Offering, intends to amend and restate its Articles of Incorporation and Bylaws. References in this Prospectus to LAI's Articles of Incorporation or Bylaws are references to such documents as they will be amended and restated in connection with the Offering. LAI has authority under its Articles of Incorporation to issue up to 35,000,000 shares of Common Stock and up to 3,000,000 shares of Preferred Stock (the "Preferred Stock").

COMMON STOCK

     Subject to any preferential rights of any Preferred Stock created by the Board of Directors, each outstanding share of Common Stock is entitled to such dividends, if any, as may be declared from time to time by the Board. See "Dividend Policy." Each outstanding share is entitled to one vote on all matters submitted to a vote of stockholders. Holders of Common Stock do not have any preemptive right to subscribe to any securities of LAI of any kind or class. In the event of liquidation, dissolution or winding up of LAI, holders of Common Stock are entitled to receive on a pro rata basis any assets remaining after provision for payment of creditors and after payment of any liquidation preferences to holders of Preferred Stock.

PREFERRED STOCK

     Preferred Stock is available for issuance from time to time in one or more series at the discretion of the Board of Directors without stockholder approval. The Board of Directors has the authority to prescribe for each series of Preferred Stock it establishes the number of shares, the voting rights (if any) to which such shares are entitled, and the designations, powers, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions of such shares. Depending upon the rights of such Preferred Stock, the issuance of Preferred Stock could have an adverse effect on holders of Common Stock by delaying or preventing a change in control of LAI, making removal of the present management of LAI more difficult or resulting in restrictions upon the payment of dividends and other distributions to the holders of Common Stock.

FLORIDA BUSINESS CORPORATION ACT

     The Company will be subject to several anti-takeover provisions under Florida law that apply to a public corporation organized under Florida law unless the corporation has elected to opt out of such provisions in its Articles of Incorporation or (depending on the provision in question) its Bylaws. LAI has not elected to opt out of these provisions. The Florida Business Corporation Act (the "Florida Act") contains a provision that prohibits the voting of shares in a publicly held Florida corporation which are acquired in a "control share acquisition" unless the holders of a majority of the corporation's voting shares (exclusive of shares held by officers of the corporation, inside directors or the acquiring party) approve the granting of voting rights as to the shares acquired in the control share acquisition. A "control share acquisition" means an acquisition that immediately thereafter entitles the acquiring party to vote in the election of directors within any of the following ranges of voting power: (i) one-fifth or more but less than one third of such voting power, (ii) one third or more but less than a majority of such voting power and (iii) more than a majority of such voting power.

     The Florida Act also contains an "affiliated transaction" provision that prohibits a publicly-held Florida corporation from engaging in a broad range of business combinations or other extraordinary corporate transactions with an "interested stockholder" unless (i) the transaction is approved by a majority of disinterested directors before the person becomes an interested stockholder,
(ii) the interested stockholder has owned at least 80% of the corporation's outstanding voting shares for at least five years, or (iii) the interested stockholder is the beneficial owner of at least 90% of the corporation's outstanding voting shares, exclusive of those shares acquired by the interested stockholder directly from the corporation in a transaction approved by a majority of the disinterested directors. An interested stockholder is defined as a person who together with affiliates and associates beneficially owns more than 10% of the corporation's outstanding voting shares.

PROVISIONS OF ARTICLES OF INCORPORATION AND BYLAWS AFFECTING CHANGES IN CONTROL

     Certain provisions of the Company's Articles of Incorporation and Bylaws may delay or make more difficult unsolicited acquisitions or changes of control of LAI. Such provisions may enable LAI to develop its business in a manner that will foster its long-term growth without disruption caused by the threat of a takeover not deemed by its Board of Directors to be in the best interests of LAI and its stockholders. Such provisions could have the effect of discouraging third parties from making proposals involving an unsolicited acquisition or change of control of LAI, although such proposals, if made, might be considered desirable by a majority of LAI's stockholders. Such provisions may also have the effect of making it more difficult for third parties to cause the replacement of the current Board of Directors of LAI. These provisions include (i) the availability of capital stock for issuance from time to time at the discretion of the Board of Directors, (ii) a classified Board of Directors, (iii) prohibition against stockholders acting by written consent in lieu of a meeting,
(iv) limitations on calling meetings of stockholders, (v) requirements for advance notice for raising business or making nominations at stockholders' meetings and (vi) the ability of the Board of Directors to increase the size of the Board of Directors and to appoint directors to newly created directorships. These provisions are present in the Articles of Incorporation or Bylaws of LAI.

INDEMNIFICATION AND LIMITATION OF LIABILITY FOR DIRECTORS AND OFFICERS

     The LAI Bylaws provide that LAI shall have the power, but generally not the obligation, to indemnify directors and officers to the fullest extent permitted by the laws of the State of Florida. LAI intends to enter into indemnification agreements with all of its executive officers and directors creating certain indemnification obligations on LAI's part in favor of the directors and executive officers. These indemnification agreements clarify and expand the circumstances under which a director or executive officer will be indemnified.

     The indemnification rights conferred by the Bylaws and indemnification agreements are not exclusive of any other right, under the Florida Act or otherwise, to which a person seeking indemnification may otherwise be entitled. LAI also intends to provide liability insurance for the directors and officers for certain losses arising from claims or charges made against them while acting in their capacities as directors or officers.

     The effect of such indemnification arrangements may be to exempt or limit the liability of such executive officers and directors to LAI or its stockholders for monetary damages for breach of fiduciary duty to LAI, except to the extent such exemption or limitation is not permitted under the Florida Act as the same exists or may hereafter be amended.

TRANSFER AGENT

     The transfer agent and registrar of the Company's Common Stock is ChaseMellon Shareholder Services, L.L.C.

                        SHARES ELIGIBLE FOR FUTURE SALE

     A substantial number of shares of Common Stock already outstanding, or issuable on exercise of options under the Omnibus Plan and the Directors' Stock Plan, are or will be eligible for future sale in the public market at prescribed times pursuant to Rule 144 or Rule 701 under the Securities Act.

     Upon completion of the Offering, LAI will have 5,025,000 shares of Common Stock outstanding and will have granted options to purchase another 504,000 shares of Common Stock. Of these shares, the 2,000,000 shares of Common Stock sold in the Offering (2,300,000 shares if the Underwriters' over-allotment option is exercised in full) will be freely tradeable by persons other than "affiliates" of LAI, without restriction under the Securities Act. The remaining 3,025,000 shares of Common Stock will be "restricted" securities within the meaning of Rule 144 under the Securities Act and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemptions contained in Rule 144. Of this amount, commencing 90 days after the date of this Prospectus, 3,000,000 shares will be eligible for public sale pursuant to Rule 144, of which approximately 1,700,000 shares will be eligible for sale without regard to the volume restrictions discussed below. All current stockholders of LAI, however, have agreed not to sell, contract to sell or otherwise dispose of any shares of Common Stock currently owned by them for a period of two years after the date of this Prospectus without the prior written consent of Robert W. Baird & Co. Incorporated.

     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned his or her shares of Common Stock for at least one year (including the prior holding period of any prior owner other than an affiliate of LAI) is entitled to sell within any three-month period that number of shares which does not exceed the greater of 1% of the outstanding shares of Common Stock or the average weekly trading volume during the four calendar weeks preceding each such sale. Sales under Rule 144 also are subject to certain manner of sale provisions, notice requirements and the availability of current public information about LAI. A person (or persons whose shares are aggregated) who is not or has not been deemed an affiliate of LAI for at least three months and who has beneficially owned shares for at least two years (including the holding period of any prior owner other than an affiliate) would be entitled to sell such shares under Rule 144 without regard to the limitations discussed above. Rule 144 defines "affiliate" of a company as a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such company. Affiliates of a company generally include its directors, executive officers and principal stockholders.

     Sales of such shares in the public market, or the perception that such sales may occur, could adversely affect the market price of the Common Stock or impair LAI's ability to raise additional capital in the future through the sale of equity securities.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in the Underwriting Agreement, LAI has agreed to sell to each of the Underwriters named below, and each of the Underwriters for whom Robert W. Baird & Co. Incorporated and William Blair & Company, L.L.C. are acting as representatives has severally agreed to purchase from LAI, the respective number of shares of Common Stock set forth opposite its name below:

                                                              NUMBER OF
UNDERWRITERS                                                   SHARES
------------                                                  ---------
Robert W. Baird & Co. Incorporated..........................    650,000
William Blair & Company, L.L.C..............................    650,000
Advest, Inc.................................................     35,000
George K. Baum & Company....................................     35,000
J.C. Bradford & Co..........................................     35,000
Dain Bosworth Incorporated..................................     35,000
EVEREN Securities, Inc......................................     35,000
Hanifen, Imhoff Inc.........................................     35,000
J.J.B. Hillard, W. L. Lyons, Inc............................     35,000
Janney Montgomery Scott, Inc................................     35,000
McDonald & Company Securities, Inc..........................     35,000
Morgan Keegan & Company, Inc................................     35,000
Ragen MacKenzie & Incorporated..............................     35,000
Rauscher Pierce Refsnes, Inc................................     35,000
The Robinson-Humphrey Company, Inc..........................     35,000
Roney & Company LLC.........................................     35,000
Scott & Stringfellow, Inc...................................     35,000
Stephens Inc................................................     35,000
Stifel, Nicolaus & Company, Incorporated....................     35,000
Tucker Anthony Incorporated.................................     35,000
Unterberg Harris............................................     35,000
Wheat First Butcher Singer..................................     35,000
                                                              ---------
          Total.............................................  2,000,000
                                                              =========

     In the Underwriting Agreement, the Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all 2,000,000 shares of Common Stock offered hereby, other than those shares of Common Stock covered by the over-allotment option granted to the Underwriters, if any such Common Stock are purchased.

     LAI has been advised that the Underwriters propose to offer Common Stock to the public at the public offering price set forth on the cover page of this Prospectus and to certain dealers at such price, less a concession not in excess of $0.49 per share. The Underwriters may allow and dealers may re-allow a concession not in excess of $0.10 per share to other dealers. After the shares of Common Stock are released for sale to the public, the offering price and other selling terms may be changed by the Underwriters.

     All of LAI's current stockholders have agreed not to sell, contract to sell or otherwise dispose of any shares of Common Stock currently owned by them for a period of two years after the date of this Prospectus without the prior written consent of Robert W. Baird & Co. Incorporated. See "Shares Eligible for Future Sale." Additionally, the Company has agreed, for a period of 180 days after the date of this Prospectus, not to sell, contract to sell or otherwise dispose of any shares of Common Stock without the prior written consent of Robert W. Baird & Co. Incorporated, other than shares of Common Stock issued in the Offering, under the ESPP, or upon exercise of stock options granted pursuant to the Omnibus Plan or the Directors' Stock Plan. See "Management -- Incentive and Benefit Plans."

     Prior to the Offering, there has been no public market for the Common Stock. The initial public offering price for the Common Stock was determined by negotiation among LAI and the Underwriters. The factors considered in determining the initial public offering price included the history of and prospects for the business in which LAI operates, past and present revenue and earnings of LAI and the trends of and prospects for such earnings, the general condition of the securities markets at the time of the Offering and the demand for similar securities of reasonably comparable companies, and an assessment of LAI's management and the consideration of the above factors in relation to market valuation of companies in related businesses. There can be no assurance, however, that the prices at which the Common Stock will sell in the public market after the Offering will not be lower than the initial public offering price.

     The Underwriting Agreement provides that each of LAI and the Underwriters will indemnify the other against certain liabilities under the Securities Act or contribute to payments the other may be required to make in respect thereof.

     The Common Stock has been approved for listing on the Nasdaq National Market under the symbol "LAIX".

     LAI has granted to the Underwriters an option, exercisable within 30 days after the date of the Offering, to purchase up to an additional 300,000 shares of Common Stock to cover over-allotments, at the same price per share to be paid by the Underwriters for the other shares offered hereby. If the Underwriters purchase any such additional shares pursuant to this option, each of the Underwriters will be committed to purchase such additional shares in approximately the same proportion as set forth in the above table. The Underwriters may purchase such shares only to cover over-allotments, if any, in connection with the Offering.

     In connection with the Offering, the Underwriters may purchase and sell the Common Stock in the open market, which transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created by the Underwriters in connection with the Offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the Common Stock, and syndicate short positions involve the sale by the Underwriters of a greater number of shares of Common Stock than they are required to purchase from the Company in the Offering. The Underwriters also may impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers in respect of the securities sold in the Offering for their account may be reclaimed by the syndicate if such securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Common Stock, which may be higher than the price that might otherwise prevail in the open market; and these activities, if commenced, may be discontinued at any time. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.

     At the request of the Company, the Underwriters have reserved approximately 70,000 shares of the Common Stock offered hereby for sale at the initial public offering price to the trustees of the Company's Profit Sharing Plan pursuant to the directions and for the accounts of participants in the Profit Sharing Plan ("Participants"). The Profit Sharing Plan was recently amended in contemplation of the Offering to enable Participants to direct the investment of up to 10% of their account balances in Common Stock. Prior to the Offering, such investment would not have been permitted. Participants will be given a copy of this Prospectus and a supplement explaining the procedures for directing the Profit Sharing Plan trustees to invest a portion of their account balances in the Common Stock and describing certain other matters regarding the Profit Sharing Plan. To participate in the Offering, Participants will be required to advise the trustees of the Profit Sharing Plan of the amount of their account balances that they wish to be used to purchase Common Stock and which current investments should be liquidated to fund such purchase. The Underwriters also have reserved up to 150,000 shares for sale at the initial public offering price to certain consultants, employees, clients and other persons associated with LAI. The number of shares of Common Stock available for sale to the general public will be reduced to the extent the trustee of the Profit Sharing Plan or any of such persons purchase such reserved shares. Any reserved shares not so purchased will be offered by the Underwriters to the general public on the same basis as the other shares of Common Stock offered hereby.

                                 LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby will be passed upon for LAI by Trenam, Kemker, Scharf, Barkin, Frye, O'Neill & Mullis, Professional Association, Tampa, Florida. Certain legal matters in connection with the Offering will be passed upon for the Underwriters by Neal, Gerber & Eisenberg, Chicago, Illinois.

                                    EXPERTS

     The Financial Statements and Notes thereto included in this Prospectus and the Registration Statement have been audited by Arthur Andersen LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     LAI has filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form S-1 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each such instance reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. As a result of the Offering, LAI will become subject to the informational requirements of the Exchange Act, and in accordance therewith will file reports, proxy statements and other information with the Commission. The Registration Statement, as well as all periodic reports and other information filed by LAI pursuant to the Exchange Act, may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street NW, Washington, D.C. 20549, and at the regional offices of the Commission located at 7 World Trade Center, 7th Floor, New York, New York 10048 and Citicorp Center, 500 Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may be obtained from the World Wide Web site that the Commission maintains at http://www.sec.gov and from the Public Reference Section of the Commission, 450 Fifth Street, NW, Washington, D.C. 20549, at prescribed rates.

                         INDEX TO FINANCIAL STATEMENTS

Report of Independent Certified Public Accountants..........   F-2
Financial Statements
  Balance Sheets............................................   F-3
  Statements of Operations..................................   F-4
  Statements of Stockholders' Equity........................   F-5
  Statements of Cash Flows..................................   F-6
  Notes to Financial Statements.............................   F-7

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors of
Lamalie Associates, Inc.:

     We have audited the accompanying balance sheets of Lamalie Associates, Inc. (a Florida corporation) as of February 29, 1996 and February 28, 1997, and the related statements of operations, stockholders' equity and cash flows for each of the three years in the period ended February 28, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Lamalie Associates, Inc. as of February 29, 1996 and February 28, 1997, and the results of its operations and its cash flows for each of the three years in the period ended February 28, 1997, in conformity with generally accepted accounting principles.

                                          /s/ ARTHUR ANDERSEN LLP

Tampa, Florida
April 11, 1997
(except with respect to the matters discussed in Note 9, as to which the date is June 3, 1997)

                            LAMALIE ASSOCIATES, INC.

                                 BALANCE SHEETS

                                                              FEBRUARY 29,   FEBRUARY 28,
                                                                  1996           1997
                                                              ------------   ------------
ASSETS:
  Current assets:
     Cash and cash equivalents..............................  $ 2,529,000    $ 1,662,310
     Accounts receivable, less allowance of $625,000 and
       $890,000 for doubtful accounts, respectively.........    9,878,334     14,392,406
     Prepaid expenses.......................................      321,623        653,152
     Employee receivables...................................       59,962         49,872
     Income taxes receivable................................           --         57,964
     Other current assets...................................           --        175,000
                                                              -----------    -----------
       Total current assets.................................   12,788,919     16,990,704
                                                              -----------    -----------
  Property and equipment, net...............................    3,126,559      4,184,295
  Deferred tax assets.......................................    1,038,906      1,957,963
  Other assets..............................................    1,345,196      2,428,243
                                                              -----------    -----------
  Total assets..............................................  $18,299,580    $25,561,205
                                                              ===========    ===========

LIABILITIES AND STOCKHOLDERS' EQUITY:
  Current liabilities:
     Accounts payable.......................................  $ 2,048,263    $ 1,914,078
     Accrued compensation...................................    9,878,760     13,254,785
     Income taxes payable...................................    1,088,079             --
     Deferred tax liabilities...............................           --        643,278
     Current maturities of long-term debt...................       63,186        386,801
     Other current liabilities..............................      195,808        175,148
                                                              -----------    -----------
       Total current liabilities............................   13,274,096     16,374,090
                                                              -----------    -----------
  Accrued rent..............................................      506,845      1,038,009
  Long-term debt, less current maturities...................           --      1,649,828
  Deferred compensation.....................................    2,009,628      3,871,939
                                                              -----------    -----------
  Commitments and contingencies.............................
  Stockholders' equity:
     Preferred stock, $0.01 par value; 3,000,000 shares
       authorized; no shares issued and outstanding.........           --             --
     Common stock, $0.01 par value; 35,000,000 shares
       authorized; 2,790,000 and 3,075,000 shares issued and
       outstanding, respectively............................       27,900         30,750
     Additional paid-in capital.............................    3,651,086      4,086,832
     Subscriptions receivable...............................     (399,109)      (152,331)
     Accumulated deficit....................................     (770,866)    (1,337,912)
                                                              -----------    -----------
       Total stockholders' equity...........................    2,509,011      2,627,339
                                                              -----------    -----------
  Total liabilities and stockholders' equity................  $18,299,580    $25,561,205
                                                              ===========    ===========

        The accompanying notes are an integral part of these statements.

                            LAMALIE ASSOCIATES, INC.

                            STATEMENTS OF OPERATIONS

                                                                    YEAR ENDED
                                                    ------------------------------------------
                                                    FEBRUARY 28,   FEBRUARY 29,   FEBRUARY 28,
                                                        1995           1996           1997
                                                    ------------   ------------   ------------
Fee revenue, net..................................  $28,261,892    $35,088,207    $46,437,009
Operating expenses:
  Compensation and benefits.......................   23,991,044     30,693,159     39,928,392
  General and administrative expenses.............    2,332,570      4,467,430      6,684,502
                                                    -----------    -----------    -----------
     Total operating expenses.....................   26,323,614     35,160,589     46,612,894
                                                    -----------    -----------    -----------
Operating income (loss)...........................    1,938,278        (72,382)      (175,885)
                                                    -----------    -----------    -----------
Interest income...................................      121,834        116,539        124,708
Interest expense..................................     (127,710)      (156,649)      (500,519)
                                                    -----------    -----------    -----------
     Net interest income (expense)................       (5,876)       (40,110)      (375,811)
                                                    -----------    -----------    -----------
Income (loss) before provision for income taxes...    1,932,402       (112,492)      (551,696)
Provision for income taxes........................      671,000         89,925         15,350
                                                    -----------    -----------    -----------
Net income (loss).................................  $ 1,261,402    $  (202,417)   $  (567,046)
                                                    ===========    ===========    ===========
Net income (loss) per share.......................  $      0.51    $     (0.07)   $     (0.18)
                                                    ===========    ===========    ===========
Weighted average shares outstanding...............    2,497,000      2,921,000      3,199,000
                                                    ===========    ===========    ===========
Pro forma income data (unaudited):
  Pro forma provision for income taxes............      140,000
                                                    -----------
  Pro forma net income (loss).....................  $ 1,121,402
                                                    ===========

        The accompanying notes are an integral part of these statements.

                            LAMALIE ASSOCIATES, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                    COMMON STOCK       ADDITIONAL                                     TOTAL
                                --------------------    PAID-IN     SUBSCRIPTIONS   ACCUMULATED   STOCKHOLDERS'
                                  SHARES     AMOUNT     CAPITAL      RECEIVABLE       DEFICIT        EQUITY
                                ----------   -------   ----------   -------------   -----------   -------------
BALANCE AS OF FEBRUARY 28,
  1994........................   1,906,000   $19,060   $2,330,057    $  (28,026)   $  (200,012)    $ 2,121,079
Issuance of common stock......     372,000     3,720      505,869      (506,096)            --           3,493
Reduction of subscriptions
  receivable from
  stockholders................          --        --           --       461,856             --         461,856
Distributions to
  stockholders................          --        --           --            --     (1,523,100)     (1,523,100)
Contribution of undistributed
  S corporation earnings to
  additional paid-in
  capital.....................          --        --      106,739            --       (106,739)             --
Net income....................          --        --           --            --      1,261,402       1,261,402
                                ----------   -------   ----------    ----------    -----------     -----------
BALANCE AS OF FEBRUARY 28,
  1995........................   2,278,000    22,780    2,942,665       (72,266)      (568,449)      2,324,730
Redemption of common stock....    (100,000)   (1,000)    (135,977)           --             --        (136,977)
Issuance of common stock......     612,000     6,120      844,398      (850,518)            --              --
Reduction of subscriptions
  receivable from
  stockholders................          --        --           --       523,675             --         523,675
Net loss......................          --        --           --            --       (202,417)       (202,417)
                                ----------   -------   ----------    ----------    -----------     -----------
BALANCE AS OF FEBRUARY 29,
  1996........................   2,790,000    27,900    3,651,086      (399,109)      (770,866)      2,509,011
Redemption of common stock....    (345,000)   (3,450)    (508,181)           --             --        (511,631)
Issuance of common stock......     630,000     6,300      943,927      (950,227)            --              --
Reduction of subscriptions
  receivable from
  stockholders................          --        --           --     1,197,005             --       1,197,005
Net loss......................          --        --           --            --       (567,046)       (567,046)
                                ----------   -------   ----------    ----------    -----------     -----------
BALANCE AS OF FEBRUARY 28,
  1997........................   3,075,000   $30,750   $4,086,832    $ (152,331)   $(1,337,912)    $ 2,627,339
                                ==========   =======   ==========    ==========    ===========     ===========

        The accompanying notes are an integral part of these statements.

                            LAMALIE ASSOCIATES, INC.

                            STATEMENTS OF CASH FLOWS

                                                                    YEAR ENDED
                                                    ------------------------------------------
                                                    FEBRUARY 28,   FEBRUARY 29,   FEBRUARY 28,
                                                        1995           1996           1997
                                                    ------------   ------------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)...............................  $ 1,261,402    $  (202,417)   $  (567,046)
  Adjustments to reconcile net income (loss) to
     net cash provided by (used in) operating
     activities:
     Depreciation and amortization................      272,547        449,102        767,620
     Deferred income taxes........................     (357,053)      (737,853)      (275,779)
     Changes in assets and liabilities:
       Accounts receivable, net...................     (704,750)    (3,735,588)    (4,514,072)
       Prepaid expenses...........................         (756)      (218,486)      (331,529)
       Employee receivables.......................       19,207        (59,962)        10,090
       Income taxes receivable....................           --             --        (57,964)
       Other current assets.......................           --             --       (175,000)
       Other assets...............................      (40,577)       (34,755)       (35,567)
       Accounts payable...........................      198,067      1,559,735       (134,185)
       Accrued compensation.......................    1,028,249      2,361,419      3,376,025
       Income taxes payable.......................      601,623        465,394     (1,088,079)
       Other current liabilities..................      (86,953)       282,761        (20,660)
       Accrued rent...............................       27,664        122,432        531,164
       Deferred compensation......................      695,551      1,314,077      1,862,311
                                                    -----------    -----------    -----------
          Net cash provided by (used in) operating
            activities............................    2,914,221      1,565,859       (652,671)
                                                    -----------    -----------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Investment in whole life insurance..............     (428,728)      (778,321)    (1,047,480)
  Purchases of property and equipment.............     (555,287)    (2,483,334)    (1,825,356)
                                                    -----------    -----------    -----------
          Net cash used in investing activities...     (984,015)    (3,261,655)    (2,872,836)
                                                    -----------    -----------    -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings under line of credit.................    1,000,000             --      2,000,000
  Repayment of line of credit.....................   (1,000,000)            --     (2,000,000)
  Borrowings under term loan......................           --             --      1,994,772
  Payments on term loan...........................           --             --       (262,156)
  Redemption of certificate of deposit............           --        109,630             --
  Distributions to stockholders...................   (1,809,000)            --             --
  Proceeds from issuance of common stock..........      465,349        523,675      1,197,005
  Payments to redeem common stock.................     (120,844)      (217,193)      (270,804)
                                                    -----------    -----------    -----------
          Net cash provided by (used in) financing
            activities............................   (1,464,495)       416,112      2,658,817
                                                    -----------    -----------    -----------
          Net increase (decrease) in cash and cash
            equivalents...........................      465,711     (1,279,684)      (866,690)
Cash and cash equivalents at beginning of
  period..........................................    3,342,973      3,808,684      2,529,000
                                                    -----------    -----------    -----------
Cash and cash equivalents at end of period........  $ 3,808,684    $ 2,529,000    $ 1,662,310
                                                    ===========    ===========    ===========
Supplemental disclosures of cash flow
  information --
  Cash paid for interest..........................  $    17,375    $     7,961    $   204,269
  Cash paid for income taxes......................      405,064        362,384      1,437,172

        The accompanying notes are an integral part of these statements.

                            LAMALIE ASSOCIATES, INC.

                         NOTES TO FINANCIAL STATEMENTS
                               FEBRUARY 28, 1997

(1)  ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

     Lamalie Associates, Inc. (the "Company") provides executive search services to clients on a retained basis. The Company provides its clients with global search fulfillment capabilities as a member of Amrop International, an alliance of independently owned executive search firms with offices located around the world. Operations are concentrated in the United States, with global assignments conducted in conjunction with Amrop International.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

     The Company considers all highly-liquid investment instruments with original maturities of three months or less to be cash equivalents.

PROPERTY AND EQUIPMENT

     Office furniture and equipment are stated at cost less accumulated depreciation. Effective March 1, 1996, the Company adopted the straight-line method of depreciation for all newly acquired assets. All assets acquired prior to March 1, 1996 are depreciated using an accelerated method. The effect of the change in depreciation methods on newly acquired assets is not material to the Company's financial statements. Depreciation is provided over the assets estimated useful lives of 7 years for office furniture and equipment and 5 years for software. Leasehold improvements are stated at cost less accumulated amortization using the straight-line method over the related lease terms which range from 2 to 7 years. Repair and maintenance costs which do not extend the useful lives of the assets are expensed as incurred.

REVENUE RECOGNITION

     The Company derives substantially all of its revenues from fees for professional services, which are recognized as fee revenue as clients are billed, generally over a 60 to 90 day period commencing with the initial acceptance of a search. Fee revenue is presented net of adjustments to original billings.

INCOME TAXES

     The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns. Deferred tax assets and liabilities are measured by applying enacted statutory tax rates applicable to the future years in which the related deferred tax assets or liabilities are expected to be settled or realized. Income tax expense consists of the taxes payable for the current period and the change during the period in deferred tax assets and liabilities.

     Prior to November 1994, the Company was taxed under the provisions of Subchapter S of the Internal Revenue Code (IRC). Pursuant to Subchapter S, all income was reported through the stockholders' individual tax returns and the resulting tax liability was the responsibility of the individual stockholders. Accordingly, no provision for federal taxes was recorded prior to that date.

                            LAMALIE ASSOCIATES, INC.

PRO FORMA INCOME DATA (UNAUDITED)

     The pro forma adjustment for the year ended February 28, 1995, reflects the additional federal and state income tax expense totaling approximately $140,000 that would have been recognized had the Company made the C corporation election effective March 1, 1994.

NET INCOME (LOSS) PER SHARE

     Net income (loss) per share is determined by dividing the net income (loss) by the weighted average number of shares of Common Stock outstanding during the period. There were no common equivalent shares outstanding during the three years ended February 28, 1997. Pursuant to Securities and Exchange Commission Staff Accounting Bulletin ("SAB") No. 83, shares of Common Stock issued by the Company during the 12 months preceding the initial filing date have been included in the calculation of weighted average shares of Common Stock outstanding, using the treasury stock method, as if the shares were outstanding for all periods presented.

     All share and per share information in the financial statements has been adjusted to give effect to the 1,000 to one common stock split and par value restatement which became effective June 3, 1997 in connection with the reincorporation of the Company to Florida. (See Note 9).

CONCENTRATION OF CREDIT RISK

     Financial instruments which potentially expose the Company to concentration of credit risk consist primarily of accounts receivable. Credit risk arising from receivables is minimal due to the large number of clients comprising the Company's customer base. The customers are concentrated primarily in the Company's U.S. market area. Credit losses in the past have not been material.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts of the Company's financial assets and liabilities, including cash and cash equivalents, accounts receivable, prepaid expenses, employee receivables, other current assets, accounts payable, accrued compensation, and other current liabilities at February 29, 1996 and February 28, 1997, approximate fair value because of the short maturity of these instruments. The carrying amount of the Company's long-term debt approximates fair value at February 29, 1996 and February 28, 1997, based on current market rates of interest and maturities.

NEWLY ISSUED ACCOUNTING STANDARDS

     In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS 128"). SFAS 128 establishes new standards for computing and presenting earnings per share ("EPS"). Specifically, SFAS 128 replaces the currently required presentation of primary EPS with a presentation of basic EPS, requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. SFAS 128 is effective for financial statements issued for periods ending after December 15, 1997; earlier application is not permitted. Pro forma EPS computed under SFAS 128 would have been the same as reflected on the accompanying statement of operations.

RECLASSIFICATIONS

     Certain prior year balances have been reclassified in order to conform to the current year financial statement presentation.

                            LAMALIE ASSOCIATES, INC.

(2)  EMPLOYEE RECEIVABLES

     Included in employee receivables as of February 29, 1996 is a promissory note in the amount of $40,000 from one of the Company's stockholders. The principal amount of the note and accrued interest were repaid during fiscal 1997.

(3)  PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

                                                           FEBRUARY 29,   FEBRUARY 28,
                                                               1996           1997
                                                           ------------   ------------
Office furniture and equipment...........................   $2,270,415     $2,884,162
Leasehold improvements...................................    1,814,523      2,304,797
Software.................................................           --        721,335
                                                            ----------     ----------
                                                             4,084,938      5,910,294
Less accumulated depreciation and amortization...........     (958,379)    (1,725,999)
                                                            ----------     ----------
                                                            $3,126,559     $4,184,295
                                                            ==========     ==========

(4)  LONG-TERM DEBT

     Long-term debt consists of the following:

                                                           FEBRUARY 29,   FEBRUARY 28,
                                                               1996           1997
                                                           ------------   ------------
Term loan dated March 1996, payable in monthly principal
  installments of $23,810 plus accrued interest, final
  principal and interest payment totaling $1,174,380 due
  March 1999, bearing interest at the bank's prime rate
  (8.25% at February 28, 1997) plus 0.25%, secured by
  accounts receivable, borrowings are limited to 75% of
  qualifying receivables.................................    $     --      $1,732,616
Stockholder notes payable due in connection with the
  Stock Restriction and Retirement Agreement,
  non-interest bearing (interest imputed at 6.5%),
  payable in three equal annual installments.............      63,186         304,013
                                                             --------      ----------
                                                               63,186       2,036,629
Less current maturities of long-term debt................     (63,186)       (386,801)
                                                             --------      ----------
                                                             $     --      $1,649,828
                                                             ========      ==========

     The Company maintains a line of credit which provides for maximum borrowings of $3,000,000, bearing interest at the bank's prime rate (8.25% at February 28, 1997). Interest is payable monthly and the principal balance is due upon demand. The line of credit and the term loan are with the same financial institution and are cross-collateralized by accounts receivable with borrowings limited to 75% of qualifying receivables. Additionally, the Company is required to comply with certain working capital and liquidity covenants. No amounts were outstanding under the line of credit as of February 29, 1996 or February 28, 1997. The total borrowing capacity under the line of credit was available as of February 28, 1997.

                            LAMALIE ASSOCIATES, INC.

(5)  STOCKHOLDERS' EQUITY (SEE NOTE 9)

     All Common Stock is held by employees and is subject to the terms of the Stock Restriction and Retirement Agreement (the "Stock Restriction Agreement"). The Stock Restriction Agreement provides for certain restrictions on the transfer of shares. Upon termination of a stockholder's employment, the stock is subject to mandatory redemption at Adjusted Book Value, as defined in the Stock Restriction Agreement. Under the terms of the Stock Restriction Agreement, the Company may issue installment notes payable in satisfaction of redemption requirements.

     The Company maintains a stockholder financing agreement with a bank under which employees can finance purchases of Common Stock with an installment loan collateralized by the stock and guaranteed by the Company. As of February 28, 1997, approximately $863,000 outstanding principal amount of such loans were guaranteed by the Company.

     During fiscal 1997, the Company issued 630,000 shares of Common Stock in exchange for $950,227 of subscriptions receivable. These notes are non-interest bearing and payable within one year.

     Pursuant to SAB No. 1, undistributed earnings on the date an S corporation election is terminated should be reflected as additional paid-in capital. This assumes a constructive distribution to the owners followed by a contribution to the capital of the Company. Accordingly, a capital contribution totaling $106,739 was recorded during fiscal 1995 representing the undistributed retained earnings as of the date of change from an S corporation to a C corporation.

(6)  INCOME TAXES

     Significant components of the provision for income taxes are summarized as follows:

                                              FEBRUARY 28,   FEBRUARY 29,   FEBRUARY 28,
                                                  1995           1996           1997
                                              ------------   ------------   ------------
Current:
  Federal...................................   $  721,805     $ 661,636      $ 234,946
  State.....................................      306,248       166,142         56,183
                                               ----------     ---------      ---------
                                                1,028,053       827,778        291,129
                                               ----------     ---------      ---------
Deferred:
  Federal...................................     (247,973)     (590,744)      (219,589)
  State.....................................     (109,080)     (147,109)       (56,190)
                                               ----------     ---------      ---------
                                                 (357,053)     (737,853)      (275,779)
                                               ----------     ---------      ---------
                                               $  671,000     $  89,925      $  15,350
                                               ==========     =========      =========

     The provision for income taxes differs from the amount computed by applying the U.S. Federal corporate tax rate of 35% to income before provision for income taxes as follows:

                                                       FEBRUARY 28,   FEBRUARY 29,   FEBRUARY 28,
                                                           1995           1996           1997
                                                       ------------   ------------   ------------
Statutory U.S. federal income tax rate...............       35.0%          35.0%          35.0%
  Deferred taxes recorded in connection with change
     in tax status from S corporation to C
     corporation.....................................       28.3             --             --
  Portion of year taxed as an S corporation..........      (34.7)            --             --
  Meals, entertainment and dues......................        1.8         (101.0)         (31.2)
  Keyman life insurance premiums.....................         --           (6.6)          (3.8)
  State taxes, net of federal benefit................        4.3           (7.3)          (2.8)
                                                           -----         ------          -----
          Effective tax rate.........................       34.7%         (79.9)%         (2.8)%
                                                           =====         ======          =====

                            LAMALIE ASSOCIATES, INC.

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the corresponding amounts used for income tax reporting purposes. The Company is a cash basis taxpayer. Significant components of the Company's deferred tax assets and liabilities as of February 29, 1996 and February 28, 1997, are as follows:

                                                           FEBRUARY 29,   FEBRUARY 28,
                                                               1996           1997
                                                           ------------   ------------
Deferred tax assets:
  Accounts payable.......................................  $   819,305    $   765,631
  Accrued compensation...................................    3,220,688      4,539,242
  Accrued rent...........................................      202,738        415,204
  Deferred compensation..................................      803,851      1,548,776
  Other..................................................       78,323         70,071
                                                           -----------    -----------
          Total deferred tax assets......................    5,124,905      7,338,924
                                                           -----------    -----------
Deferred tax liabilities:
  Accounts receivable, net...............................   (3,951,334)    (5,756,962)
  Prepaid expenses.......................................     (128,649)      (261,261)
  Other..................................................       (6,016)        (6,016)
                                                           -----------    -----------
          Total deferred tax liabilities.................   (4,085,999)    (6,024,239)
                                                           -----------    -----------
          Net deferred tax asset.........................  $ 1,038,906    $ 1,314,685
                                                           ===========    ===========

(7)  EMPLOYEE BENEFIT PLANS

PROFIT SHARING PLAN

     The Company maintains a defined contribution retirement plan (the "Plan") covering substantially all employees. The Company makes an annual contribution to the Plan based upon the prior fiscal year's operating results. Employees' rights to Company contributions to the Plan vest ratably over four years of service. As of February 29, 1996 and February 28, 1997, the Company has accrued for contributions totaling approximately $3,654,000 and $4,774,000, respectively, which are included in accrued compensation in the accompanying balance sheets.

DEFERRED COMPENSATION PLAN

     The Company has deferred compensation agreements with 38 of its employees. Under the terms of the agreements, employees elect to defer a portion of their compensation to be received, together with accrued interest, upon termination of the agreements, as defined. Interest is earned on deferred amounts at a rate determined annually by the Company (9% at February 28, 1997).

     The Company is the beneficiary of whole life insurance policies with an aggregate cash surrender value of approximately $1,207,000 and $2,255,000 and an aggregate face amount of $14,600,000 and $14,725,000 as of February 29, 1996 and February 28, 1997, respectively. The aggregate cash surrender value of these policies is included in other assets in the accompanying balance sheets. Proceeds from the policies are intended to fund the deferred compensation agreements.

                            LAMALIE ASSOCIATES, INC.

(8)  COMMITMENTS AND CONTINGENCIES

OPERATING LEASES

     The Company leases certain office equipment and real property under noncancellable operating leases.

     Future minimum lease payments under these leases are as follows:

YEAR ENDING                                                     AMOUNT
-----------                                                   -----------
February 28, 1998...........................................  $ 2,890,322
February 28, 1999...........................................    2,483,325
February 29, 2000...........................................    2,283,352
February 28, 2001...........................................    2,263,112
February 28, 2002...........................................    2,015,206
Thereafter..................................................    7,141,894
                                                              -----------
                                                              $19,077,211
                                                              ===========

     Certain real property leases provide for periods of free rent or escalating lease payments throughout the lease term. In accordance with generally accepted accounting principles, rent expense is recognized ratably over the term of the agreement. Rent expense totaled approximately $1,077,000, $1,438,000 and $2,294,000 during the three years ended February 28, 1997, respectively.

LETTERS OF CREDIT

     As of February 28, 1997, the Company has standby letters of credit totaling $450,000. The letters of credit, which are required by certain lessors as security deposits, expire October 1997.

LITIGATION

     The Company is involved in various legal actions arising in the normal course of business. While it is not possible to determine with certainty the outcome of these matters, in the opinion of management, the eventual resolution of these claims and actions outstanding will not have a material adverse effect on the Company's financial position or results of operations.

(9)  SUBSEQUENT EVENTS

INITIAL PUBLIC OFFERING AND REINCORPORATION

     The Company's Board of Directors authorized management to prepare and file a Registration Statement on Form S-1 with the U.S. Securities and Exchange Commission in connection with the contemplated initial public offering of its Common Stock (the "Offering"). On June 3, 1997, in connection with the Offering, the Company reincorporated from Delaware to Florida; effected a 1,000 for one stock split of each outstanding share of Common Stock; increased the authorized Common Stock to 35,000,000 shares, $0.01 par value per share; and authorized 3,000,000 shares of Preferred Stock, $0.01 par value per share.

     Upon the completion of the Offering, the Company intends to terminate the Stock Restriction Agreement and expects to obtain a release from the related guarantee under the stockholder financing agreement (See Note 5).

                            LAMALIE ASSOCIATES, INC.

STOCK AND OPTION PLANS

     In connection with the Offering, the Company has adopted the following stock and option plans which will become effective upon completion of the Offering.

     1997 Omnibus Stock and Incentive Plan (the "Omnibus Plan"). Under the Omnibus Plan, incentive stock options, nonqualified stock options, stock appreciation rights, performance units, performance shares, restricted stock, restricted stock units and stock not subject to restrictions may be granted to employees of the Company at prices determined at the time of grant. Generally, incentive stock options, nonqualified stock options, restricted stock and restricted stock units will vest each year beginning on the first anniversary of the date of grant at 25% per year and will expire after 10 years. An aggregate of 950,000 shares of Common Stock are reserved for issuance under the Omnibus Plan.

     Immediately after completion of the Offering, the Board of Directors intends to grant under the Omnibus Plan stock options to acquire 421,500 shares of Common Stock at an exercise price equal to the initial public offering price and 67,500 shares of Common Stock at an exercise price equal to $7.50 per share.

     1997 Employee Stock Purchase Plan (the "ESPP"). An aggregate of 200,000 shares of Common Stock are reserved for issuance under the ESPP, which is intended to qualify under the provisions of Section 423 of the Internal Revenue Code. Eligible employees generally will be given the right to purchase shares of Common Stock two times a year at a price equal to 85% of the market price of the Common Stock.

     Non-Employee Directors' Stock Plan (the "Directors' Stock Plan"). An aggregate of 80,000 shares of Common Stock are reserved for issuance under the Directors' Stock Plan. Among other provisions, outside directors will annually receive options to purchase 5,000 shares of Common Stock at an exercise price equal to the market price of the Common Stock on the date of grant. The options will vest fully on the first anniversary of the date of grant and expire after five years.

     Immediately after completion of the Offering, three outside directors will become members of the Board of Directors and will be granted stock options to acquire an aggregate of 15,000 shares of Common Stock under the Directors' Stock Plan at an exercise price equal to the initial public offering price.

COMMITMENT LETTER -- CREDIT FACILITIES

     The Company has obtained a commitment letter from a bank to provide various credit facilities of $10.0 million. Outstanding borrowings under these facilities will bear interest at various rates based on the bank's prime lending rate.

                      (THIS PAGE INTENTIONALLY LEFT BLANK)

     [The following text will appear printed over a photograph of three people standing in a hallway. Behind and partially obscured by the people are a global map depicting the locations of offices of LAI and other members of Amrop International beneath four clocks.]

WE ARE A KNOWLEDGE-BASED FIRM. LAI is one of the fastest growing executive search firms and is the fifth largest search firm in the United States. The extensive industry experience of our consultants has been the foundation of our knowledge-based business strategy, which is primarily organized around five practice groups. As a result, a diverse set of clients retain us to help them fulfill their leadership needs. We believe our competitive advantage is our knowledge, experience and responsiveness in finding exceptional leaders.

             ======================================================

     NO DEALER, SALESMAN OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE COMMON STOCK IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.
                             ---------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary....................    3
Risk Factors..........................    6
Use of Proceeds.......................   10
Dividend Policy.......................   10
Capitalization........................   11
Dilution..............................   12
Selected Financial Data...............   13
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   14
Business..............................   19
Management............................   28
Principal Stockholders................   34
Certain Transactions..................   35
Description of Capital Stock..........   35
Shares Eligible for Future Sale.......   37
Underwriting..........................   38
Legal Matters.........................   40
Experts...............................   40
Additional Information................   40
Index to Financial Statements.........  F-1

     UNTIL JULY 27, 1997 ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
             ======================================================
             ======================================================
                                2,000,000 SHARES
                               [LAI (TM) LOGO]
                            LAMALIE ASSOCIATES, INC.
                                  COMMON STOCK
                            ------------------------
                                   PROSPECTUS
                            ------------------------
                             ROBERT W. BAIRD & CO.
                                  INCORPORATED

                            WILLIAM BLAIR & COMPANY
                                  JULY 1, 1997
             ======================================================

PROSPECTUS SUPPLEMENT

                                 200,000 SHARES

                                [LAMALIE LOGO]

                            LAMALIE ASSOCIATES, INC.

                         PROFIT SHARING PLAN AND TRUST
                          ---------------------------

     This Prospectus Supplement relates to the offer and sale to participants (the "Participants") in the Lamalie Associates, Inc. Profit Sharing Plan and Trust (the "Plan") of shares of Lamalie Associates, Inc. common stock, par value $.01 per share (the "Common Stock"), as set forth herein. The initial public offering price for the Common Stock is $12.00 per share. In addition to the Common Stock, and because any offer and sale of shares of Common Stock to or for the account of a Participant is deemed under applicable law to be an offer and sale of a corresponding interest in the Plan, this Prospectus Supplement also relates to the offer and sale of such "participation interests."

     The Plan has been amended, effective as of the date hereof, to permit Participants to direct the Trustees of the Plan to purchase Common Stock with up to 10% of the amounts in the Plan that are held in the accounts of such Participants. This Prospectus Supplement relates to the initial election of a Participant to direct the purchase of Common Stock in connection with the Offering as of the date hereof, and also to elections to purchase Common Stock hereafter.

     The Prospectus dated July 1, 1997 of the Company (the "Prospectus"), which accompanies this Prospectus Supplement, includes detailed information with respect to the Offering, the Common Stock and the financial condition, results of operation and business of the Company. This Prospectus Supplement, which provides detailed information with respect to the Plan, should be read only in conjunction with the Prospectus. Terms not otherwise defined in this Prospectus Supplement are defined in the Plan or the Prospectus.

     PARTICIPANTS SHOULD CAREFULLY CONSIDER THE INFORMATION DISCUSSED UNDER THE CAPTION "RISK FACTORS" AT PAGE 6 IN THE PROSPECTUS.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, OR ANY OTHER AGENCY, NOR HAS SUCH COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS SUPPLEMENTAL PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

            THE DATE OF THIS PROSPECTUS SUPPLEMENT IS JULY 1, 1997.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THE PROSPECTUS OR THIS PROSPECTUS SUPPLEMENT IN CONNECTION WITH THE OFFERING MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE PLAN. THIS PROSPECTUS SUPPLEMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THE PLAN SINCE THE DATE HEREOF, OR THAT THE INFORMATION HEREIN CONTAINED OR INCORPORATED BY REFERENCE IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF. THIS PROSPECTUS SUPPLEMENT SHOULD BE READ ONLY IN CONJUNCTION WITH THE PROSPECTUS THAT ACCOMPANIES IT AND SHOULD BE RETAINED FOR FUTURE REFERENCE.

                               TABLE OF CONTENTS

                                                                   PAGE
                                                                   -----
THE OFFERING.....................................................   PS-4
  Securities Offered.............................................   PS-4
  Valuation of Participation Interests...........................   PS-4
  Election To Purchase Common Stock..............................   PS-4
  Method of Directing Investment.................................   PS-4
  Time for Directing Investment..................................   PS-5
  Irrevocability of Investment Direction.........................   PS-5
  Direction To Purchase Common Stock at a Later Date.............   PS-5
  Purchase Price of Common Stock.................................   PS-5
  Voting and Tender Rights for Common Stock......................   PS-5
DESCRIPTION OF THE PLAN
  (SUMMARY PLAN DESCRIPTION).....................................   PS-6
 1.  Introduction................................................   PS-6
 2.  Background..................................................   PS-6
     a. General..................................................   PS-6
     b. Definitions..............................................   PS-7
 3.  How Is the Plan Managed?....................................   PS-7
 4.  How Important Is the Amount of Time that I Work for the
     Company?....................................................   PS-7
 5.  How Do I Become Eligible To Enter the Plan?.................   PS-8
 6.  When Do I Enter the Plan?...................................   PS-8
 7.  Who Pays for the Plan?......................................   PS-8
 8.  What Is My Share of the Company's Contribution?.............   PS-8
 9.  Sounds Good but What Does All This Mean in Dollars and
     Cents?......................................................   PS-8
10.  Is There a Limit on the Amount Added to My Share?...........   PS-9
11.  What Happens to My Share?...................................   PS-9
12.  May I Direct the Investment of My Share of the Plan?........   PS-9
13.  What Adjustments Are Made to My Share?......................  PS-10
14.  What If I Do Not Complete 1,000 Hours of Service During a
     Plan Year?..................................................  PS-10
15.  What If I Leave the Company During a Plan Year?.............  PS-11
16.  May I Borrow from the Plan?.................................  PS-11
17.  May I Withdraw any Portion of My Accounts While I Am Still
     Employed if I Am Faced with a Hardship?.....................  PS-11
18.  When Will I Be Eligible to Receive My Share of the Plan?....  PS-12
     a. Retirement at or After Your Normal Retirement Date.......  PS-12
     b. Death....................................................  PS-12
     c. Total And Permanent Disability...........................  PS-12
     d. Resignation or Dismissal Before Your Normal Retirement
     Date........................................................  PS-12
19.  What Is the Vested Portion of My Accounts?..................  PS-12
20.  When and How Are My Benefits To Be Paid?....................  PS-13
21.  Are My Benefits Guaranteed by the PBGC?.....................  PS-14
22.  How Do I Make a Claim for Benefits?.........................  PS-14
23.  Can My Share in the Plan Be Assigned or Attached?...........  PS-14
24.  Does The Plan Affect My Social Security Benefits or
     Payments?...................................................  PS-14
25.  What If I Am Rehired After I Leave the Company?.............  PS-14
26.  What Are My Rights Under the Plan?..........................  PS-15
27.  May the Plan Be Amended or Terminated?......................  PS-15
28.  What are the Tax Effects of the Plan?.......................  PS-15
APPENDIX.........................................................  PS-18
Investment Designations..........................................  PS-19

                                  THE OFFERING

SECURITIES OFFERED

     The securities offered hereby are participation interests in the Lamalie Associates, Inc. Profit Sharing Plan and Trust (the "Plan") and up to an aggregate of 200,000 shares of Common Stock, which may be acquired by the Plan upon the direction of Participants in the Plan for their Plan Accounts. Lamalie Associates, Inc. (the "Company") is the issuer of the Common Stock and the sponsor of the Plan. Only employees of the Company who meet certain participation requirements of the Plan may participate in the Plan.

     Information with regard to the Plan is contained in this Prospectus Supplement, and information with regard to the Offering and the financial condition, results of operation and business of the Company is contained in the accompanying Prospectus. The address of the principal executive office of the Company is 200 Park Avenue, Suite 3100, New York, NY 10166-0136 13920, telephone
(212) 953-7900. The address of Company's administrative offices, from which more information about the Plan and the Offering may be obtained, is 3903 Northdale Boulevard, Tampa, Florida 33624, telephone (813) 961-7494. A copy of the Plan has been filed as exhibit to the Registration Statement under the Securities Act of 1933, as amended, filed with the Securities and Exchange Commission regarding the Offering. Copies of the Plan or any other exhibit to the Registration Statement are available to all Participants by submitting a written request to the Plan Administrator at the Company's administrative office in Tampa. Participants are urged to carefully read the Prospectus, this Prospectus Supplement and the Plan.

VALUATION OF PARTICIPATION INTERESTS

     The assets of the Plan are valued quarterly, and each Participant is informed of the value of his or her beneficial interest in the Plan on a quarterly basis. This value represents the current market value of past contributions to the Plan by the Company, as adjusted by actual and accrued gains and losses thereon, plus any forfeitures attributable to other Participants whose employment with the Company terminates prior to their being 100% vested in their Account balances, less previous withdrawals.

ELECTION TO PURCHASE COMMON STOCK

     Under the Plan, the Participants are given the opportunity from time to time (but generally no more than once each quarter) to direct the investment of the balances in their Plan Accounts in certain specified funds. (See "Description of the Plan -- 12. May I Direct the Investment of My Share of the Plan?") The Plan has been amended, effective the date of this Supplemental Prospectus, to add a Company stock fund (the "Employer Stock Fund") as one of the investment options. This fund is to be invested by the Trustees primarily in Common Stock, although the Trustees have the right to invest the fund in other investments. The Trustees have the right to decide the timing and manner of purchasing shares of Company Stock, although it is the intent of the Trustees to invest all available designated funds in the Employer Stock Fund as of the date of this Preliminary Prospectus in the purchase of Common Stock as soon as they are so permitted to do so. A Participant may not direct more than 10% of the amounts allocated to his or her Accounts at the time of the direction to be invested in the Employer Stock Fund. In addition, a Participant may not direct more than 10% of any future contributions allocated to his or her Accounts to be invested in this fund. Account balances not invested in the Employer Stock Fund will be invested in other investment funds of the Plan as directed by the Participants.

METHOD OF DIRECTING INVESTMENT

     The last page of this Prospectus Supplement is an investment designation form (the "Investment Form") to be used to direct an investment of part of a Participant's Plan Account balances into the Employer Stock Fund. If a Participant wishes to invest part of his or her interest in the Plan in the Employer Stock Fund, and have the Trustees purchase Common Stock in connection with the Offering, he or she should indicate that decision (and his or her other investment choices with respect to the Plan) on the Investment Form. Any such election will also apply to any additional amounts allocated to the Participant's Accounts under the Plan until the Participant makes a new election; the next regularly scheduled election provided to Participants is to be effective as of October 1,

1997. If a Participant does not wish to make an election to invest in the Employer Stock Fund in connection with the Offering, he or she does not need to take any action, but any present investment elections of the Participant will remain in effect until a new election is made.

TIME FOR DIRECTING INVESTMENT

     The deadline for submitting a Participant's investment election that will permit the purchase of shares of Common Stock by the Plan in connection with the Offering is June 27, 1997. The Investment Form should be returned to the Company's administrative office in Tampa no later than 12:00 noon, Eastern Time, on such date.

IRREVOCABILITY OF INVESTMENT DIRECTION

     The deadline for submitting a Participant's investment election that will permit the purchase of shares of Common Stock by the Plan in connection with the Offering shall be irrevocable. Participants, however, will be able to direct the reinvestment of their Accounts under the Plan in the future as explained below.

DIRECTION TO PURCHASE COMMON STOCK AT A LATER DATE

     A Participant is entitled to change his or her investment directions with respect to his or her Account balances under the Plan (including any election with respect to the Employer Stock Fund) from time to time, but generally no more frequently than once each quarter. The Plan Administrator determines the timing of the quarterly election periods. In connection with a new election, a Participant may direct that funds be transferred from other investment options into the Employer Stock Fund (subject to the limit that no more than 10% of the Participant's Account balances may be so invested), or from the Employer Stock Funds to other investment options under the Plan. Any such election will also govern how future contributions, forfeitures and other amounts allocated to the Participant's Accounts will be invested.

     Participants who are officers, directors, managing partners and principal stockholders of the Company who are subject to certain provisions of the federal securities laws affecting the purchase and sale of Common Stock, including
Section 16(b) of the Securities Exchange Act of 1934, as amended, which may affect their ability to effect transfers. Such persons should contact the Plan Administrator for additional information.

PURCHASE PRICE OF COMMON STOCK

     The funds transferred to the Employer Stock Fund for the initial purchase of Common Stock in connection with the Offering will be used by the Trustees to purchase shares of Common Stock. The price paid for such shares of Common Stock will be the Price to Public for the Common Stock, as disclosed on the cover of the Prospectus.

     Any shares of Common Stock purchased by the Trustees after the initial Offering may be acquired in open market transactions. Alternatively, the Trustees may engage in purchase and sale transactions with the Company if the Company agrees and certain requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") are met. The prices paid by the Trustees for shares of Common Stock will not exceed "adequate consideration" as defined in Section 3(18) of ERISA.

VOTING AND TENDER RIGHTS FOR COMMON STOCK

     The Trustees generally will exercise all voting and tender rights attributable to shares of Common Stock held in the Employer Stock Fund in their discretion, and Participants generally will not have any rights in connection therewith.

                            DESCRIPTION OF THE PLAN
                           (SUMMARY PLAN DESCRIPTION)

1.  INTRODUCTION.

     The Lamalie Associates, Inc. Profit Sharing Plan and Trust (the "Plan"), as amended to date, is described below. Lamalie Associates, Inc. (the "Company") is the sponsor of the Plan. The Plan is a tax-qualified (under Section 401(a) of the Internal Revenue Code) retirement plan through which the Company provides benefits to those employees who are Participants in the Plan. Amounts paid in by the Company are for the exclusive benefit of the Participants and their beneficiaries.

     Formal legal documents specify the rules governing the Plan. The Plan Administrator has copies of these documents and they are available for your inspection. However, to save you the trouble of trying to read and understand the technical, legal jargon that is typical of these types of documents, we have prepared this description. It simplifies the Plan provisions and explains them in the questions and answers that follow.

     Because this description is a summary only, it does not describe all of the provisions of the Plan and all of the possible fact situations that may occur. Therefore, in the case of any conflict between the content of this description and the content of the Plan itself, or in the case of the omission in this description of a discussion of any Plan provisions, the terms of the Plan itself (and not the language of this description) shall control.

     The primary purpose of the Plan is to provide benefits to you or your beneficiary upon your retirement, disability or death. AS A CONSEQUENCE, THE PLAN GENERALLY DOES NOT PERMIT THE WITHDRAWAL OF FUNDS UNTIL AFTER THE TERMINATION OF YOUR EMPLOYMENT WITH THE COMPANY, ALTHOUGH THE PLAN DOES PERMIT IN-SERVICE WITHDRAWALS AND LOANS IN LIMITED SITUATIONS. (See "16. May I Borrow from the Plan?" and "17. May I Withdraw any Portion of My Accounts While I Am Still Employed if I Am Faced with a Hardship?")

     The Plan also means a lot to the Company. Through it the Company hopes to increase your interest in the Company by providing you with an opportunity to receive benefits over and above your regular pay. Therefore, the Plan is an incentive for you to work toward the increased success of the Company.

2.  BACKGROUND.

  A. GENERAL

     This description serves, among other things, as a Summary Plan Description for the Plan under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). It also serves as part of a Prospectus under the Securities Act of 1933 (the "1933 Act") for up to an aggregate of 200,000 shares of common stock of the Company (the "Common Stock") and, because any offer or sale of shares of Common Stock to or for the account of a Participant is deemed under applicable law also to be an offer or sale of a corresponding interest in the Plan, for an indeterminate number of "participation interests" in the Plan. As discussed hereafter, the Common Stock is available to Participants through the Employer Stock Fund, one of the investment options under the Plan.

     As a defined contribution, "individual account" plan that is other than a money purchase plan, the Plan is subject to many of the provisions of ERISA, including generally the parts relating to reporting and disclosure, participation and vesting, funding (except for the portions not applicable to individual account profit-sharing plans) and fiduciary responsibility. The Plan in not of a type that is covered by the plan termination insurance provisions contained in ERISA.

     For additional information about the Plan and its administration, you may contact the Plan through the Company's Tampa administrative office, with street and mailing address of 3903 Northdale Boulevard, Tampa, Florida 33624. The telephone number is (813) 961-7494.

     A copy of the Plan has been filed as exhibit to the Registration Statement under the Securities Act of 1933, as amended, filed with the Securities and Exchange Commission regarding the Offering. Participants may obtain copies of the Plan itself or any other exhibit to the Registration Statement by written request to the Company at its Tampa administrative office.

B. DEFINITIONS

     In this description, terms such as the "Company," the "Plan Year" and the "Plan Administrator" appear in many places. These terms are defined in the Appendix at the end of this description. The terms "Year of Service" and "Hour of Service" also appear in many places. For a discussion of these terms see "4. How Important Is the Amount of Time that I Work for the Company?"

     One other term, "Top Heavy Plan," appears several times. The Plan will be "Top Heavy" in any Plan Year in which the account balances of the "Key Employees" comprise more than 60% of the total account balances in the Plan. The "Key Employees" are certain officers and owners of the Company. The Plan Administrator can provide you with information from time to time as to whether the Plan is a Top Heavy Plan.

3.  HOW IS THE PLAN MANAGED?

     A Plan Administrator is named in the Plan and is given the responsibility to manage the operation and administration of the Plan (except as to investments). Among other things, the Plan Administrator determines the eligibility of each employee to participate, supervises the payment of benefits and interprets the provisions of the Plan.

     The Plan Administrator is the person to contact if you have any questions about the Plan. The Plan Administrator will communicate with you from time to time concerning your share of the Plan and any special considerations about your participation.

     See the Appendix at the end of this Prospectus Supplement for the name and address of the current Plan Administrator.

4.  HOW IMPORTANT IS THE AMOUNT OF TIME THAT I WORK FOR THE COMPANY?

     The number of years and the number of hours in a year you work for the Company are important for several reasons. Among these reasons are the following:

          First, the time you work is used in deciding when you are eligible to enter the Plan. (See "5. How Do I Become Eligible To Enter the Plan?")

          Second, the time you work is used in determining whether you are allocated a share of the Company's contribution to the Plan for a year. (See "8. What Is My Share of the Company's Contribution?")

          Third, the time you work is used in deciding your vested interest in your Employer Contribution Account. If you leave the Company before retirement, death or disability, you do not lose this vested interest. (See "19. What Is the Vested Portion of My Accounts?")

          Fourth, the time you work is used in deciding when you forfeit the portion of your Employer Contribution Account that is not vested if you leave the Company before retirement, death or disability. (See "19. What Is the Vested Portion of My Accounts?")

     In computing your length of service, you first determine the number of your Hours of Service during a year. The computation is rather complicated and is based on regulations issued by the Department of Labor. In general, you count each hour that you work plus each hour for which you are paid even if you do not work (such as paid vacation time, paid sick leave, etc.). If you have a question about the counting of your Hours of Service, you should contact the Plan Administrator.

     If you have at least 1,000 Hours of Service in any Plan Year, you are credited with a Year of Service for vesting purposes. In general, you must have at least 1,000 Hours of Service during a year in order to be credited with a Year of Service for contribution purposes. If you do not have 1,000 Hours of Service during the Plan Year, you generally do not receive credit for a Year of Service for these purposes.

     The Plan Year is the period for which you count your Hours of Service for all purposes of the Plan. The Plan Year is March 1 through the end of February.

     If you previously worked or if you later work for businesses that are related to the Company by similar ownership, your work for these other businesses may be counted in some cases in deciding your eligibility to enter the Plan, your vested interest in the Plan and other matters. If you have any questions about this special rule, please contact the Plan Administrator.

5.  HOW DO I BECOME ELIGIBLE TO ENTER THE PLAN?

     To be eligible to enter the Plan, you must complete one calendar month of service with the Company.

6.  WHEN DO I ENTER THE PLAN?

     You will enter the Plan on the first February 28 (February 29 for leap years) after you become eligible. However, once you enter the Plan, you are deemed to be a Participant as of the first day of the Plan Year in which you become a Participant or, if later, as of the first day on which you are employed.

     If your employment with the Company is terminated for any reason after you have become eligible to participate, but before the next entry date, you will not become a Participant in the Plan.

7.  WHO PAYS FOR THE PLAN?

     The Plan is paid for primarily by the Company. Each year the Board of Directors of the Company will determine the amount of any contribution that the Company will make to the Plan for that year. Although the Company expects to make contributions each year, there is no guarantee of this, and the Company is free to decide not to make a contribution.

     You are no longer permitted to make voluntary contributions to the Plan. However, the Plan permits you to roll funds over from another qualified plan in which you were a Participant. The funds would be invested by the Trustees in the same fashion as all other funds in your Accounts. The rules as to what types of benefits from other plans may be rolled over into this Plan are detailed. Therefore, if you would like to take advantage of the rollover provisions, please contact the Plan Administrator.

8.  WHAT IS MY SHARE OF THE COMPANY'S CONTRIBUTION?

     The amount of money the Company contributes to the Plan each year is divided among you and the other Participants. You do not actually receive any of the contributions. They are allocated to Accounts established for you and each of the other Participants.

     The Company's contributions are allocated to you on the basis of your compensation for the Plan Year. You will share in the contributions in the same ratio that your compensation during the Plan Year bears to the total compensation of all Participants during the Plan Year. For these purposes, all compensation paid to you, whether in the form of salary, regular wages, overtime pay, bonuses or commissions, is included. For 1997, no contribution will be made with respect to any Participant's compensation in excess of $160,000. This amount will be adjusted for later years in accordance with IRS regulations.

     For example, if your compensation for the Plan Year is $20,000, and the total compensation of all Participants during the Plan Year is $500,000, you would be allocated 4% of the total contribution (i.e., $20,000 is 4% of $500,000). Thus, under this illustration, if the Company's contribution was $20,000, you would be allocated $800.

9.  SOUNDS GOOD BUT WHAT DOES ALL THIS MEAN IN DOLLARS AND CENTS?

     That's a tough question to answer specifically because of all of the factors involved. The Company's profit will change from year to year and the amount contributed to the Plan will also change. Likewise, your compensation will vary, as will the compensation of all the Participants.

10.  IS THERE A LIMIT ON THE AMOUNT ADDED TO MY SHARE?

     The Internal Revenue Code places a limitation on the maximum amount of money that may be credited to your Accounts for any one year. In determining whether the limit has been exceeded, the amount of the Company's contribution and forfeitures allocated to your Employer Contribution Account must be considered.

11.  WHAT HAPPENS TO MY SHARE?

     Your share of the Company's contribution, plus any rollover contributions and prior voluntary contributions, if any, made by you, are held in a trust fund or funds, along with the shares of the other Participants. A portion of the funds may be used to pay administrative expenses incurred by the Plan; however, the Plan is presently administered by the Company, which does not charge for such services. Moreover, the Company has paid and presently anticipates that it will continue to pay for the foreseeable future all third party administrative expenses charged to the Plan (such as accounting and legal fees); however, the Company is not obligated to do so. The balance of the money in the trust does not lie idle but rather is invested in sound investments for your benefit.

     This method of handling the funds works to your advantage, as such investments bring income to the Plan in the form of interest, dividends and other earnings. You share in these earnings and any increases in fund value with other Participants in an amount proportionate to your share in the fund. Of course, if there are any losses, you likewise share in them. (See "13. What Adjustments Are Made to My Share?")

     Trustees are named and given responsibility for holding the funds contributed to or otherwise belonging to the Plan. You have the right to designate how the funds being held for you are to be invested. (See "12. May I Direct the Investment of My Share of the Plan?") In turn, professional Investment Managers select and make the specific investments in the various funds available for selection. The names of the current Trustees and Investment Managers are set forth in the Appendix at the end of this booklet.

12.  MAY I DIRECT THE INVESTMENT OF MY SHARE OF THE PLAN?

     Yes, you may direct the general nature of the investments by electing to have the funds in your Accounts invested among a selection of nine mutual or collective fund offerings sponsored by various Investment Managers. As indicated below, you also may direct that a part of your Accounts be invested in Common Stock of the Company.

     The following is a list of the mutual or collective fund offerings currently available for your selection:

     - Vanguard Money Market Reserves -- Prime Portfolio, which invests in short-term fixed income securities and seeks to maintain (but does not guarantee) a constant net asset value of $1.00 per share

     - Vanguard Admiral Short-Term U.S. Treasury Portfolio, which invests in short-term, direct United States Treasury bills, notes and bonds

     - Vanguard Bond Index Fund, which invests in bonds and other fixed income securities with the intent to match the performance of the Lehman Brothers Aggregate Bond Index

     - T. Rowe Price International Bond Fund, which invests in a global portfolio of debt instruments denominated in various currencies and multi-national currency units

     - Vanguard S&P 500 Index Trust, which invests primarily in equity securities with the intent to match the performance of the unmanaged Standard & Poor's 500 Composite Stock Price Index (dominated by large capitalization stocks)

     - Vanguard European Equity Index Trust, which invests primarily in securities of European companies with the intent to match the performance of the unmanaged Morgan Stanley Capital International Europe Index (consisting of equity securities of companies located in various European countries)

     - Vanguard Pacific Equity Index Trust, which invests primarily in securities of Pacific basin companies with the intent to match the performance of the unmanaged Morgan Stanley Capital International Pacific Index

       (consisting of equity securities of companies located in Japan, or in certain other Pacific basin jurisdictions)

     - Scudder Latin America Fund, which invests primarily in Latin American equity and debt securities

     - AIM Aggressive Growth Fund, which invests primarily in common stock and other equity securities of small capitalization companies

     You may also elect to have the funds in your Accounts invested in an Employer Stock Fund, which the Trustees invest primarily in the Company's Common Stock, although the Trustees have the right to invest any part of this fund in other investments. The Trustees will decide the timing and manner of purchasing shares of the Company's Common Stock. Cash dividends earned on the Common Stock, if any, will be reinvested in this fund, and any stock dividends or shares accrued as a result of a stock split in the Common Stock held by this fund will be added to the fund. The Trustees holds all voting rights for shares in this fund. You may not direct more than 10% of the amounts allocated to your Accounts at the time of the direction to be invested in this fund. In addition, you may not direct more than 10% of any future contributions allocated to your Accounts to be invested in this fund.

     From time to time, the Plan Administrator will provide you with detailed information about these fund offerings and their characteristics to help you make informed decisions about the investment of the amounts in your Accounts.

     You may contact the Plan Administrator (Attention: Jack P. Wissman) at 3903 Northdale Boulevard, Tampa, Florida 33624, telephone (813) 961-7494 for additional information. The information that is available to you on request from the Plan Administrator (if the information is available to the Plan) includes a description of the annual operating expenses of each fund that reduce the rate of return to you and the aggregate amount of such expenses expressed as a percentage of average net assets of the fund; a copy of any prospectus, financial statement and report, or other material relating to the available funds; information about the value of shares or units in the various funds, as well as the past and current investment performance of the funds; and information on the value of the shares or units in each fund held in your Accounts.

     Because of your ability to select how your Accounts will be invested, the Plan is intended to comply with the rules described in Section 404(c) of the Employee Retirement Income Security Act and the regulations issued thereunder (including 29 C.F.R. Section 2550.404c-1). ACCORDINGLY, THE TRUSTEES, THE PLAN ADMINISTRATOR AND OTHER FIDUCIARIES OF THE PLAN MAY BE RELIEVED OF LIABILITY FOR ANY LOSSES THAT ARE THE DIRECT AND NECESSARY RESULT OF INVESTMENT INSTRUCTIONS GIVEN BY YOU.

     To elect to allocate the funds in your Accounts among the various investment options, you must complete a form approved by the Plan Administrator designating the percentage of funds held in your Accounts that are to be allocated to the various mutual fund investment offerings. Such designations must be the same for each account and in 5% increments; no more than 10% may be designated for the Employer Stock Fund. The designations may be changed no more than once each quarter and only during a period determined by the Plan Administrator. Any change must be in writing on a form approved by the Plan Administrator.

13.  WHAT ADJUSTMENTS ARE MADE TO MY SHARE?

     In addition to being increased by your portion of the Company's contribution, your share is adjusted each quarter to reflect your portion of any income or loss of the Trust, any increase or decrease in the value of the Trust assets and the funds that are forfeited by Participants who leave the Company without being fully vested in their Employer Contribution Account.

     The Plan Administrator will provide you with quarterly reports on the value and status of your Accounts.

14.  WHAT IF I DO NOT COMPLETE 1,000 HOURS OF SERVICE DURING A PLAN YEAR?

     If you have entered the Plan as a Participant and you continue to work for the Company, but you do not complete 1,000 Hours of Service during a Plan Year, you remain as a Participant in the Plan. However, for any Plan Year in which you do not complete 1,000 Hours of Service, generally you will not receive any allocation of the Company's contribution (except in certain cases where the Plan is a Top Heavy Plan), and you will not receive credit for a Year of Service for vesting purposes.

15.  WHAT IF I LEAVE THE COMPANY DURING A PLAN YEAR?

     If you leave the Company for any reason (including retirement, death or disability) during a Plan Year, you remain a Participant as long as you have an account balance. However, in the year you leave the Company, you will not receive credit for vesting purposes unless you complete at least 1,000 Hours of Service. Also, you generally will not receive any share of the Company's contribution for the year or any share of the forfeitures allocated as of the end of the year. Finally, you may forfeit all or a portion of your Employer Contribution Account. (See "19. What Is the Vested Portion of My Accounts?")

16.  MAY I BORROW FROM THE PLAN?

     Yes. While you are employed by the Company, the Plan Administrator may authorize a loan to you from your Accounts. The Plan Administrator has discretion in granting loans, although the Plan Administrator is required to act in accordance with a uniform nondiscriminatory policy. If you are interested in obtaining a loan, contact Jack Wissman at the Tampa, Florida office of the Company.

     You may have only one loan outstanding at any one time; and you may obtain only one loan in any one twelve-month period.

     The amount of the loan may not exceed the lesser of (1) 50% of your vested interest in your Accounts or (2) $50,000. The $50,000 limit is subject to reduction by the amount of certain previously outstanding loans. Any loan must be for at least $500.

     Each loan that you receive from the Plan must be adequately secured, and the security for the loan must include 50% of your vested interest in your Accounts. Any out-of-pocket legal and administrative costs incurred by the Trustees as a result of a loan to you or your application for a loan must be paid by you.

     Any loan must also provide for a commercially reasonable interest rate (based on prevailing rates for comparable loans made by commercial lending institutions) and must be repaid within an agreed period of time (generally speaking, within five years unless the loan is used to purchase your principal residence). The principal and interest of any loan must be amortized at least quarterly. In order to obtain a loan, the Plan Administrator may require you to agree to have your required loan payments deducted from each of your paychecks and paid to the Trustees.

     Each loan will provide for specific terms of default, including those more fully described in the Plan.

17. MAY I WITHDRAW ANY PORTION OF MY ACCOUNTS WHILE I AM STILL EMPLOYED IF I AM FACED WITH A HARDSHIP?

     You may request the Plan Administrator to authorize a withdrawal from your Accounts in the event of "hardship." The amount of the withdrawal cannot exceed the lesser of (i) your vested account balance and (ii) the amount of your total hardship.

     The Plan Administrator has complete discretion in the matter of hardship withdrawals, although the Plan Administrator will permit you to make a hardship withdrawal upon receipt of satisfactory evidence that you have an immediate and material financial need that cannot be met by your other reasonably available financial resources, such as insurance, liquidation of other assets or borrowing from commercial sources. Such hardship may include expenses of medical needs for you or a member of your family; expenditures committed prior to a change in your financial situation, which change makes it impossible to satisfy the obligations with available resources; and other similar situations of financial hardship. The Plan specifically provides that hardship does not include expenses related to the purchase or repair of your principal residence or expenses related to the education of you or a member of your family except to the extent the principles described in the last sentence apply.

     If you desire to make a hardship withdrawal and wish a further explanation of the rules and guidelines, please contact the Plan Administrator.

18.  WHEN WILL I BE ELIGIBLE TO RECEIVE MY SHARE OF THE PLAN?

     You or your designated beneficiary become eligible to receive a benefit under the Plan upon your retirement, death, disability or other termination of employment. (See "20. When and How Are My Benefits To Be Paid?" for a discussion of the timing and form of payment of these benefits.)

          A. RETIREMENT AT OR AFTER YOUR NORMAL RETIREMENT DATE. If you retire from the Company or your employment is otherwise terminated at any time after you reach your Normal Retirement Date (age 65), you will be entitled to receive 100% of the amount of your Accounts. Until you actually retire, either as a result of your own action or the Company's action, no retirement benefits will be paid to you and you will continue as a Participant in the Plan; however, if you are a principal owner of the Company, you must begin receiving benefits shortly after the year you reach age 70 1/2, even if you are still employed at that time, and if you are not a principal owner, you may have the right to elect to begin to receive benefits at that age.

          B. DEATH. If you die while you are a Participant in the Plan, 100% of the amount in your Accounts will be paid to your surviving spouse. If you are not married at the time of your death, or if your spouse consents, this benefit may be paid to your designated beneficiary. The Plan Administrator has forms on which you may designate the beneficiary to receive the death benefits, and on which your spouse may consent to the designation. If you are not married, you are free to change your beneficiary designation at any time. If you are married, your spouse must consent to any change that does not name him or her as the designated beneficiary. If your beneficiary should die before you, or if you are not married and for some reason you do not designate a beneficiary, your death benefits will be paid to your estate or, if no Personal Representative is appointed for your estate, to your next of kin under the laws of descent and distribution of the State of Florida.

          C. TOTAL AND PERMANENT DISABILITY. If you become unable to perform the usual duties of your employment as a result of a total and permanent disability, you will be entitled to receive 100% of the amount in your Accounts. For purposes of the Plan, you will be considered to have suffered a total and permanent disability only if your disability has been certified to by a physician acceptable to the Plan Administrator within 60 days after the date of the termination of your employment.

          D. RESIGNATION OR DISMISSAL BEFORE YOUR NORMAL RETIREMENT DATE. If your employment by the Company is terminated for reasons other than retirement after your Normal Retirement Date, death or disability, you will be entitled to receive the "vested" portion of your Accounts. (See "19. What Is the Vested Portion of My Accounts?")

19.  WHAT IS THE VESTED PORTION OF MY ACCOUNTS?

     The vested portion of your Account containing the Company's contributions (the "Employer Contribution Account") is determined in accordance with the following schedule based upon your Years of Service with the Company through the date of your resignation or termination of employment:

                                                               VESTED
NUMBER OF YEARS OF SERVICE                                    INTEREST
--------------------------                                    --------
Less than 1 Year of Service.................................      0%
1 year, but less than 2 years...............................     25%
2 years, but less than 3 years..............................     50%
3 years, but less than 4 years..............................     75%
4 years or more.............................................    100%

If you leave the Company as a result of death or disability (as described above), or if you leave after you reach your Normal Retirement Date (age 65), you are 100% vested in your Accounts.

     The vested portion of your Employer Contribution Account is in effect the portion of such account that is not lost upon your termination of employment. If you leave before you are fully vested (that is, before you are entitled to get all of your account balance), the amount in which you are not vested will be forfeited after you incur five consecutive One-Year Breaks in Service or, if earlier, when you are "cashed out."

     For these purposes, a "One-Year Break in Service" is a Plan Year in which you complete fewer than 501 Hours of Service. However, in some cases, if you are absent because you have had or adopted a child, you might not incur a One Year Break in Service for certain parts of your absence. You are "cashed out" if you receive your entire vested portion of your Accounts no later than the end of the fifth Plan Year following the Plan Year in which the termination of employment occurs.

     The amount you forfeit will be reallocated among the accounts of other Participants at the end of the five-year Break in Service period or at the end of the Plan Year in which you are "cashed out." A Participant generally is entitled to share in the forfeited interests if he or she completes at least 1,000 Hours of Service during the Plan Year in which the forfeiture is deemed to occur, and if he or she was a Participant as of the end of the Plan Year and the preceding Plan Year.

     EXAMPLE. Bill Brown has completed three Years of Service. The total amount in his account that consists of Company contributions is $4,000. If he now resigns from the employment of the Company, he will have a vested interest equal to 75% of $4,000, or $3,000. The balance of $1,000 will be forfeited when Bill Brown has fewer than 501 Hours of Service in each Plan Year for five consecutive Plan Years or, if earlier, when he is "cashed out."

     In determining your vested percentage, each Year of Service that you have with the Company is counted (except years before the Company maintained the Plan), and certain years if you once left the Company and were later reemployed. (See "25. What If I Am Rehired After I Leave the Company?")

     This vesting method has been created to encourage lengthy service. It is another way of rewarding you for your long-term contributions to the success of the Company.

     The vesting schedule described above only relates to contributions made by the Company and any earnings thereon. You are fully vested at all times in any amounts contributed by you to any rollover or voluntary contribution account; such amounts therefore may not be forfeited, but they are subject to decrease if the investments made go down in value.

20.  WHEN AND HOW ARE MY BENEFITS TO BE PAID?

     If you are entitled to a benefit because of your retirement at or after your Normal Retirement Age (age 65), payment of your benefit will be made or will begin as soon as practicable after your retirement.

     Payment must begin no later than 60 days after the end of the Plan Year in which your retirement occurs, or such later date as you may request; however, if you are a principal owner of the Company, you must begin receiving benefits shortly after the year you reach age 70 1/2, even if you are still employed at that time, and if you are not a principal owner, you may have the right to elect to begin to receive benefits at that age.

     If you are entitled to a benefit because of your death, disability or severance of employment before retirement, payment of your benefit will be made as soon as practicable after the date of your death, disability or severance of employment. However, if at the time you are to receive your benefit its value exceeds $3,500, you will not receive payment of your benefit until you reach your Normal Retirement Date (age 65), unless you consent to the earlier payment.

     A retirement benefit generally will be paid under one of the following payment options selected by you or, in the event of your death, your beneficiary:

          1. Payment of your benefit in a single lump sum.

          2. Payment of your benefit in equal annual installments of at least $100 per year over a period not extending past your life expectancy or the joint life expectancy of you and your designated beneficiary. If this option is selected, the portion of your Accounts that is not used to make the annual payment will share in the gain or loss, or increase or decrease in value, resulting during the year from the investment of Trust assets.

Any benefit of $3,500 or less will be paid in a lump sum.

     With respect to all benefits other than a retirement benefit, your benefit will be paid in a lump sum.

     If your payment is to be made in a lump sum, or in annual installments of less than 10 years, you will be given the opportunity to elect whether to receive the funds yourself or whether to have them rolled over from the Plan directly to an IRA or another employer plan on your behalf. Each alternative involves different tax and other consequences, which will be referred to in the information then provided you.

21.  ARE MY BENEFITS GUARANTEED BY THE PBGC?

     No. Because the Plan is a profit sharing plan, your benefits are not guaranteed by the Pension Benefit Guaranty Corporation or any other entity or individual.

22.  HOW DO I MAKE A CLAIM FOR BENEFITS?

     You do not need to file any form or take any other action in order to receive benefits under the Plan. However, if you believe that you are not receiving a benefit that you should, you may file a claim with the Plan Administrator for the benefit.

     Once you file a claim, you should receive written notice within 90 days of the action taken on the claim. If the Plan Administrator needs more time to consider your claim, it will so inform you within 90 days, and you will receive written notice of the decision within 180 days from the date you filed the claim.

     If the claim is denied (either because you receive a written denial or because you do not receive notice of the action taken within the required time period), you may ask for a review of your claim. You have 60 days after your claim is denied to ask the Plan Administrator for this review. During this 60-day period, you have the right to look at all relevant documents and to give your views and comments in writing. The Plan Administrator must make a decision within 60 days after it gets your request for review, unless special circumstances require a longer time (but not more than 120 days after you have asked for the review). The decision of the Plan Administrator must be given to you in writing and must include specific reasons for the decision, with specific references to the Plan provisions on which the decision is based.

     If you disagree with the decision of the Plan Administrator, you may sue the Plan to get the benefit you believe is due you. However, the Company hopes that any dispute will be resolved without the need for a lawsuit.

23.  CAN MY SHARE IN THE PLAN BE ASSIGNED OR ATTACHED?

     Generally not. As long as your share in the Plan has not been paid to you, your share in the Plan generally cannot be pledged or assigned by you, or reached by any of your creditors. However, if a court issues a qualified domestic relations order, benefits that otherwise would be paid to you may be required to be paid to your spouse, former spouse or child.

24.  DOES THE PLAN AFFECT MY SOCIAL SECURITY BENEFITS OR PAYMENTS?

     No. The benefits of the Plan are in addition to any Social Security benefits or payments you are entitled to receive.

25.  WHAT IF I AM REHIRED AFTER I LEAVE THE COMPANY?

     Because of the requirements of the law, there are several rules set forth in the Plan as to what happens if you are rehired by the Company after you have once left its employment. These rules are extremely complex, and because they will not apply to most of the Participants, the Company does not believe it appropriate to discuss them further in this description. However, if you believe that one of these rules applies to you and wish a further explanation, please contact the Plan Administrator.

26.  WHAT ARE MY RIGHTS UNDER THE PLAN?

     The following statement is required by federal law and regulations concerning your rights under the Plan:

     As a Participant in the Plan, you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 ("ERISA"). ERISA provides that all Plan Participants shall be entitled to:

          Examine, without charge, at the Plan Administrator's office and at other specified locations, such as worksites, all Plan documents, including insurance contracts and copies of all documents filed by the Plan with the U.S. Department of Labor, such as detailed annual reports and Plan descriptions.

          Obtain copies of all Plan documents and other Plan information upon written request to the Plan Administrator. The Plan Administrator may make a reasonable charge for the copies.

          Receive a summary of the Plan's annual financial report. The Plan Administrator is required by law to furnish each Participant with a copy of this summary annual report.

          Obtain a statement telling you whether you have a right to receive a benefit at normal retirement age (age 65) and, if so, what your benefits would be at normal retirement age if you stop working under the Plan now. If you do not have a right to a benefit, the statement will tell you how many more years you have to work to get a right to the benefit. This statement must be requested in writing and is not required to be given more than once a year. The Plan must provide the statement free of charge.

     In addition to creating rights for Plan Participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate your Plan, called "fiduciaries" of the Plan, have a duty to do so prudently and in the interest of you and other Plan Participants and beneficiaries. No one, including the Company or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit under the Plan or exercising your rights under ERISA. If your claim for a benefit is denied in whole or in part, you must receive a written explanation of the reason for the denial. You have the right to have the Plan Administrator review and reconsider your claim. Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request materials from the Plan and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $100 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If you have a claim for benefits that is denied or ignored, in whole or in part, you may file suit in a state or federal court. If it should happen that the Plan fiduciaries misuse the Plan's money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees. It may do so, for example, if it finds your claim is frivolous. If you have any questions about the Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, you should contact the nearest Area Office of the U.S. Labor-Management Services Administration, Department of Labor.

27.  MAY THE PLAN BE AMENDED OR TERMINATED?

     The Company has the right to amend the Plan at any time. Thus, your rights as discussed in this description may be changed. However, if they are changed materially, the Company must notify you of the change within a reasonable time.

     The Company intends to continue the Plan and to make contributions to it for an indefinite period. However, the Company has the right to discontinue contributions to the Plan or even to terminate the Plan at any time. If the Company terminates the Plan or discontinues contributions to it, you will be 100% vested in your share of the Plan without regard to the number of years you have worked for the Company.

28.  WHAT ARE THE TAX EFFECTS OF THE PLAN?

     The Plan is intended and is believed to be qualified under Section 401(a) of the Internal Revenue Code (the "Code"). As long as the Plan is so qualified:
(1) you and the other Participants do not realize taxable income at the time contributions are made to the Plan; (2) as long as the applicable contribution limits imposed by the Code are not exceeded, the Company is entitled to a deduction from its taxable income for the amount of the contributions made by it to the Plan; and (3) neither the Plan nor you and the other Participants recognize taxable income or loss on either the realized or unrealized gain or loss with respect to investments made under the Plan.

     Because you do not pay tax on the amounts contributed to the Plan or on any annual gains within the Trust, the amount of any distribution or withdrawal is generally taxable to you in full as ordinary income in the year of payment. You may continue to defer current taxation, however, if you elect to rollover your account balances to an Individual Retirement Account or directly into another employer's qualified plan.

     If you choose a direct rollover:

     - Your payment will not be taxed in the current year and no income tax will be withheld.

     - Your payment will be made directly to your IRA or to another employer plan that accepts your rollover.

     - Your payment will be taxed later when you take it out of the IRA or the employer plan.

     If you choose to have your Plan benefits paid to you:

     - You will receive only 80% of the payment because the Plan Administrator is generally required to withhold 20% of the payment and send it to the IRS as income tax withholding to be credited against your taxes.

     - You can roll over the payment you receive by paying it to your IRA or to another employer plan that accepts your rollover within 60 days of receiving the payment. The amount rolled over will not be taxed until you take it out of the IRA or employer plan.

     - If you want to roll over 100% of the payment to an IRA or an employer plan, you must find other money to replace the 20% that was withheld. If you roll over only the 80% that you received, you will be taxed on the 20% that was withheld and that is not rolled over.

     - Your payment will be taxed in the current year unless you roll it over. You may be able to use special tax rules that could reduce the tax you owe. However, if you receive the payment before age 59 1/2, you also may have to pay an additional 10% penalty tax (see Note).

NOTE: If you receive a payment before you reach age 59 1/2 and you do not roll it over, then, in addition to the regular income tax, you may have to pay an extra tax equal to 10% of the taxable portion of the payment. This extra tax is not due if your benefit is (1) paid to you because you separate from service after you have reached age 55 or (2) paid because you separate due to disability, as defined by the Internal Revenue Code or (3) paid to you as a beneficiary of a deceased Participant or (4) paid to you as an alternate payee pursuant to a Qualified Domestic Relations Order.

     A final distribution from the Plan will generally qualify as a "lump sum distribution" and may be eligible for special tax treatment. A lump sum distribution is a payment, within one year, of your entire balance under the Plan (and other similar plans, if any, of the Company) that is payable to you because you have reached age 59 1/2 or have separated from service with the Company. For a payment to qualify as a lump sum distribution, you must have been a participant in the plan for at least five years. The special tax treatment for lump sum distributions is described below.

     - If you receive a lump sum distribution after you are age 59 1/2, you may be able to make a one-time election to figure the tax on the payment by using "5-year averaging". Five-year averaging often reduces the tax you owe because it treats the payment much as if it were paid over 5 years. This special rule will not be available for distributions made in tax years beginning after December 31, 1999.

     - If you receive a lump sum distribution and you were born before January 1, 1936, you can make a one-time election to figure the tax on the payment by using "10-year averaging" (using 1986 tax rates). Like the 5-year averaging rules, 10-year averaging often reduces the tax you owe.

     The tax laws with respect to distributions and withdrawals from qualified plans are quite complex and are subject to change. Accordingly, you are urged to consult your own tax advisor to determine the particular tax consequences -- Federal, state and local -- that may result from your participation in the Plan and your receipt of plan withdrawals or distributions.

                                    APPENDIX

                                 NAME OF PLAN:

                  Lamalie Associates, Inc. Profit Sharing Plan

       EMPLOYERS WHOSE EMPLOYEES ARE COVERED BY THE PLAN (THE "COMPANY"):

                            Lamalie Associates, Inc.

         IRS EMPLOYER IDENTIFICATION NO. OF COMPANY ADOPTING THE PLAN:

                                   59-2776441

                  PLAN NUMBER ASSIGNED BY SPONSOR OF THE PLAN:

                                      001

     NAME, BUSINESS ADDRESS AND TELEPHONE NUMBER OF THE PLAN ADMINISTRATOR:

                            Lamalie Associates, Inc.
                            3903 Northdale Boulevard
                              Tampa, Florida 33624
                                 (813) 961-7494

     The Plan Administrator has designated Jack P. Wissman as its contact.

            NAME AND ADDRESS OF AGENT FOR SERVICE OF LEGAL PROCESS:

                              Mr. Jack P. Wissman
                            3903 Northdale Boulevard
                              Tampa, Florida 33624

  (Service of legal process may also be made upon a Trustee of the Plan or the
                              Plan Administrator.)

         NAME, TITLE AND BUSINESS ADDRESS OF EACH TRUSTEE OF THE PLAN:

                              Mr. Jack P. Wissman
                            3903 Northdale Boulevard
                              Tampa, Florida 33624

                             Ms. Cynthia S. Jetmore
                            3903 Northdale Boulevard
                              Tampa, Florida 33624

            NAME AND ADDRESS OF EACH INVESTMENT MANAGER OF THE PLAN:

                   The Vanguard Group of Investment Companies
                           Vanguard Financial Center
                             Valley Forge, PA 19482

                               The Scudder Funds
                              Post Office Box 2291
                             Boston, MA 02107-2291

                               AIM Advisors, Inc.
                         11 Greenway Plaza, Suite 1919
                               Houston, TX 77046

                          T. Rowe Price Services, Inc.
                            Post Office Box No. 8900
                            Baltimore, MD 21289-0250

                         ENDING DATE OF THE PLAN YEAR:

                              Last day of February

                            LAMALIE ASSOCIATES, INC.

                              PROFIT-SHARING PLAN
                 PROSPECTUS SUPPLEMENT INVESTMENT DESIGNATIONS

INVESTMENT DESIGNATIONS:

     This represents the Plan's authorization to invest my entire account balance, including both existing profit sharing dollars together with any interim earnings, gains or losses, as designated below. I understand that these designations will be effective for the period commencing with the completion of the Offering, and that I will next be eligible to change these percentages effective October 1, 1997.

                           (PLEASE USE 5% INCREMENTS)

                                                                CURRENT           NEW
                                                              DESIGNATIONS    DESIGNATIONS
                                                              ------------    ------------
Vanguard Money Market Reserves -- Prime Portfolio...........          %              %

Vanguard Admiral Short-term U.S. Treasury Portfolio.........

Vanguard Bond Index Fund -- Total Bond Market Portfolio.....

T. Rowe Price International Bond Fund.......................

Vanguard S&P 500 Index Trust................................

AIM Aggressive Growth Fund..................................

Vanguard European Equity Index Trust........................

Vanguard Pacific Equity Index Trust.........................

Scudder Latin America Fund..................................

Lamalie Associates, Inc. Common Stock.......................          %              %
                                                                  ----            ---
(Investment in Common Stock may not exceed 10% of total
  account balance.)

        Total...............................................       100%           100%
                                                                  ====            ===
--------------------------------------------------------  ------------------------------
Signature                                                 Date

PLEASE RETURN THIS FORM TO THE ATTENTION OF MARILYN LONG ON OR BEFORE 12:00 NOON ON JUNE 27, 1997. THE AUTHORIZATION SET FORTH ABOVE WILL NOT BE EFFECTIVE AND NO PORTION OF YOUR ACCOUNT BALANCE WILL BE USED TO PURCHASE SHARES IN THE OFFERING UNLESS THIS FORM IS RETURNED NO LATER THAN SUCH DATE AND TIME.

                                      PS-19
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